EXHIBIT 10.4

LEASE AGREEMENT

DATED AS OF [                         ,] 200

BETWEEN

DIAMONDROCK [            ] OWNER, LLC

AS LESSOR

AND

DIAMONDROCK [            ] TENANT, LLC

AS LESSEE

EXHIBITS
Exhibit A	-	Property Description

LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter called “Lease”), made as of the [            ] day of October, 2004, by and between DiamondRock [            ] Owner, LLC, a Delaware limited liability company (hereinafter called “Lessor”), and DiamondRock [            ] Tenant, LLC, a Delaware limited liability company (hereinafter called “Lessee”), provides as follows:

Lessor, in consideration of the payment of rent by Lessee to Lessor, the covenants and agreements to be performed by Lessee, and upon the terms and conditions hereinafter stated, does hereby rent and lease unto Lessee, and Lessee does hereby rent and lease from Lessor, the Leased Property (as hereinafter defined).

Article I - Lease

Section 1.1. Leased Property. The Leased Property (herein so called) is comprised of Lessor’s interest in the following:

(a) the land described in Exhibit A attached hereto and by reference incorporated herein (the “Land”);

(b) all buildings, structures and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site) and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land (collectively, the “Leased Improvements”);

(c) all easements, rights and appurtenances relating to the Land and the Leased Improvements;

(d) all equipment, machinery, fixtures, and other items of property required for or incidental to the use of the Leased Improvements as a hotel, including all components thereof, now and hereafter permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by law are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”);

(e) all furniture and furnishings and all other items of personal property (excluding Inventory and personal property owned by Lessee) located on, and used in connection with, the operation of the Leased Improvements as a hotel, together with all replacements, modifications, alterations and additions thereto (collectively, the “FF&E”); and

(f) all existing occupancy leases of the Leased Property (including any security deposits or collateral held by Lessor pursuant thereto).

THE LEASED PROPERTY IS DEMISED IN ITS PRESENT CONDITION WITHOUT REPRESENTATION OR WARRANTY (EXPRESSED OR IMPLIED) BY LESSOR AND SUBJECT TO THE RIGHTS OF PARTIES IN POSSESSION, AND TO THE EXISTING STATE OF TITLE INCLUDING ALL COVENANTS, CONDITIONS, RESTRICTIONS, EASEMENTS AND OTHER MATTERS OF RECORD INCLUDING ALL APPLICABLE LEGAL REQUIREMENTS AND MATTERS WHICH WOULD BE DISCLOSED BY AN INSPECTION OF THE LEASED PROPERTY OR BY AN ACCURATE SURVEY THEREOF.

Section 1.2. Term. The term of this Lease (the “Term”) shall commence on [            ] [    ,] 200_ (the “Commencement Date”) and shall end on [            ] [            ,] 200  , unless sooner terminated or extended in accordance with the provisions hereof.

Section 1.3. Initial Transition. As between Lessor and Lessee, Lessor shall be entitled to all income and shall be responsible for the payment or settlement of all expenses of the Leased Property accruing prior to the Commencement Date. Lessee shall act as Lessor’s agent for the collection of all such income and shall remit the same to Lessor promptly upon Lessee’s receipt thereof. Lessee shall notify Lessor of all such expenses and shall act as Lessor’s payment agent for such expenses using funds provided by Lessor from time to time. On the Commencement Date, Lessee shall be entitled to receive all cash, working capital funds, bank accounts, house banks and similar accounts existing at or with respect to the Leased Property as of the Commencement Date and, as between Lessor and Lessee, Lessee shall be entitled to retain all such cash and other accounts for its own use.

Article II - Definitions

Section 2.1. Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP, (c) all references in this Lease to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, (d) any use of the word “including” or “include” in this Lease will, unless the context otherwise requires, be deemed to respectively mean “including without limitation” or “include without limitation,” and (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

Additional Charges: As defined in Section 3.3.

Affiliate: As used in this Lease the term “Affiliate” of a person shall mean (a) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (b) any other person that owns, beneficially, directly or indirectly, ten percent or more of the outstanding capital stock, shares or equity interests of such person, or (c) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term “person” means and includes individuals, corporations, general and limited partnerships, limited liability companies, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition (a) “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests, by contract or otherwise and (b) it is acknowledged and agreed that Lessor and Lessee are not Affiliates of each other.

Award: As defined in Section 14.1(c).

Base Rent: As defined in Section 3.1(a).

Base Rate: The prime rate (or base rate) reported in the Money Rates column or comparable section of The Wall Street Journal as the rate then in effect for corporate loans at large U.S. money center commercial banks, whether or not such rate has actually been charged by any such bank. If no such rate is reported in The Wall Street Journal or if such rate is discontinued, then Base Rate shall mean such other successor or comparable rate as Lessor may reasonably designate.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the city where the Leased Property is located are closed.

Capital Expenditures: Amounts advanced to pay the costs of Capital Improvements.

Capital Expenditures Reserve: An amount equal to 4% of Revenues for each Fiscal Year (or such greater amount as required by the Lessor Mortgage Documents), to be collected and reserved by Lessor in accordance with the provisions of Article XXXIII hereof; notwithstanding the foregoing, as long as the Management Agreement is in full force and effect, the Capital Expenditures Reserve shall be the amount set forth in the Management Agreement.

Capital Improvements: Replacements of and Improvements to (a) the external walls and internal load bearing walls (other than windows and plate glass), (b) the roof of the Facility, (c) private roadways, parking areas, sidewalks and curbs appurtenant thereto that are under Lessee’s control (other than cleaning, patching and striping) and (d) mechanical, electrical and plumbing systems that service common areas, entire wings of the Facility or the entire Facility, including conduit and ductware connected thereto.

CERCLA: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

Claims: As defined in Section 11.1.

COBRA: The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code: The Internal Revenue Code of 1986, as amended.

Commencement Date: As defined in Section 1.2.

Company: DiamondRock Hospitality Company, a Maryland corporation.

Condemnation, Condemnor: As defined in Section 14.1.

Consumable Supplies: Office supplies, cleaning supplies, uniforms, laundry and valet supplies, engineering supplies, fuel, stationery, soap, matches, toilet and facial tissues, and such other supplies as are consumed customarily on a recurring basis in the operation of the Facility, together with food and beverages that are to be offered for sale to guests and to the public.

Current Loan: That certain loan from                      to Lessor in the original principal amount of [$            ], made as of [                         , 20    ].

[Current Loan Documents: Those certain documents from Lessor to or for the benefit of the Holder of the Current Loan evidencing and or securing the Current Loan, including the Current Mortgage.]

[Current Mortgage: That certain [Mortgage/Deed of Trust] from Lessor as grantor/mortgagor to [                         as trustee for the benefit of] [                                    ] dated as [                    , 20    ].

Date of Taking: As defined in Section 14.1(b).

Emergency Expenditures: Expenditures required to take necessary or appropriate actions to respond to Emergency Situations.

Emergency Situations: Fire, any other casualty, or any other events, circumstances or conditions (including those involving Hazardous Materials) which threaten the safety or physical well-being of the Facility’s guests or employees or which involve the risk of material property damage or material loss to the Facility.

Environmental Authority: Any department, agency or other body or component of any Government that exercises any form of jurisdiction or authority under any Environmental Law.

Environmental Authorization: Any license, permit, order, approval, consent, notice, registration, filing or other form of permission or authorization required under any Environmental Law.

Environmental Laws: All applicable federal, state, local and foreign laws and regulations relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Environmental Laws include but are not limited to CERCLA, FIFRA, RCRA, SARA and TSCA.

Environmental Liabilities: Any and all actual or potential obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand or request from an Environmental Authority, the amount of any civil penalty or criminal fine, and any court costs and reasonable amounts for attorney’s fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any claim or any Proceeding, regardless of whether such Proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon Lessor, Lessee, any Predecessor, the Leased Property or any property used therein and arising out of:

(a) the failure to comply at any time with all Environmental Laws applicable to the Leased Property;

(b) the presence of any Hazardous Materials on, in, under, at or in any way affecting the Leased Property;

(c) a Release or threatened Release of any Hazardous Materials on, in, at, under or in any way affecting the Leased Property;

(d) the identification of Lessee, Lessor or any Predecessor as a potentially responsible party under CERCLA or under any other Environmental Law;

(e) the presence at any time of any above-ground and/or underground storage tanks, as defined in RCRA or in any applicable Environmental Law on, in, at or under the Leased Property or any adjacent site or facility; or

(f) any and all claims for injury or damage to persons or property arising out of exposure to Hazardous Materials originating or located at the Leased Property, or resulting from operation thereof or any adjoining property.

Event of Default: As defined in Section 15.1.

Existing Condition: As defined in Section 7.3(b).

Extended Term. As defined in Section 37.1.

Extension Notice. As defined in Section 37.1.

Facility: The hotel offering lodging and other services or amenities being operated on the Leased Property.

FIFRA: The Federal Insecticide, Fungicide, and Rodenticide Act, as amended.

FF&E. As defined in Section 1.1.

Fiscal Year: Any twelve month period from January 1 to December 31 during the Term; provided that, to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods.

Fixtures: As defined in Section 1.1.

GAAP: Generally accepted accounting principles as are at the time applicable and otherwise consistently applied.

Government: The United States of America, any city, county, state, district or territory thereof, any foreign nation, any city, county, state, district, department, territory or other political division thereof, or any political subdivision of any of the foregoing.

Hazardous Materials: All chemicals, pollutants, contaminants, wastes and toxic substances, including:

(a) Solid or hazardous waste, as defined in RCRA or in any Environmental Law;

(b) Hazardous substances, as defined in CERCLA or in any Environmental Law;

(c) Toxic substances, as defined in TSCA or in any Environmental Law;

(d) Insecticides, fungicides, or rodenticides, as defined in FIFRA or in any Environmental Law;

(e) Gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos and urea formaldehyde;

(f) Asbestos or asbestos containing materials;

(g) Urea Formaldehyde foam insulation; and

(h) Radon gas.

Holder: Any holder of any indebtedness of the Lessor or any of its Affiliates [(including the Current Loan)], any holder of a Mortgage, any purchaser of the Leased Property or any portion thereof at a foreclosure sale or any sale in lieu thereof, or any designee of any of the foregoing.

Impositions: Collectively, all taxes (including all ad valorem, sales and use, occupancy, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lessee or Lessor or Lessee’s business conducted upon the Leased Property), assessments (including all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, tax inspection, authorization and similar fees and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Lessee (including all interest and penalties thereon caused by any failure in payment by Lessee), which at any time prior to, during or with respect to the Term hereof may be assessed or imposed on or with respect to or be a lien upon (a) Lessor’s interest in the Leased Property, (b) the Leased Property, or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Property, or the leasing or use of the Leased Property or any part thereof by Lessee. Nothing contained in this definition of Impositions shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor or any other person, or (2) any net revenue tax of Lessor or any other person, or (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any Leased Property or the proceeds thereof.

Indemnified Party: Either of a Lessee Indemnified Party or a Lessor Indemnified Party.

Indemnifying Party: Any party obligated to indemnify an Indemnified Party pursuant to any provision of this Lease.

Initial Nonconsumable Inventory: As defined in Section 5.2(a).

Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

Inventory: All “Inventories of Merchandise” and “Inventories of Supplies” as defined in the Uniform System, including, but not limited to, linens, china, silver, glassware and other non-depreciable personal property, and any property of the type described in Section 1221(a)(1) of the Code.

Land: As defined in Article I.

Lease Quarter: Each three (3) month period during a Lease Year. Lease Quarters shall end on the last day of [                        ,                                           and                 ], except that the first Lease Quarter shall be from the Commencement Date until the last day of [                        , 20    ] and the last Lease Quarter shall be the period beginning on the day after the end of the immediately preceding Lease Quarter and ending on the date of termination of this Lease.

Lease Year: A twelve month period beginning on the Commencement Date and ending on the day immediately prior to the first anniversary of the Commencement Date, unless the Commencement Date shall not be the first day of a calendar month, in which case the first Lease Year shall end on the last day of the month in which the Commencement Date occurred, and each twelve month period thereafter during the Term.

Leased Improvements; Leased Property: Each as defined in Article I.

Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the maintenance, construction, use, operation or alteration thereof

(whether by Lessee or otherwise), now or hereafter enacted and in force, including (a) all laws, rules or regulations pertaining to the environment, occupational health and safety and public health, safety or welfare, and (b) any laws, rules or regulations that may (1) require repairs, modifications or alterations in or to the Leased Property or (2) in any way adversely affect the use and enjoyment thereof; and all permits, licenses and authorizations necessary or appropriate to operate the Leased Property for its Primary Intended Use; and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances hereafter created by Lessor without the consent of Lessee), at any time in force affecting the Leased Property.

Lessee: The Lessee designated on this Lease and its permitted successors and assigns.

Lessee Indemnified Party: Lessee, any Affiliate of Lessee, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest in Lessee, the officers, directors, stockholders, partners, members, employees, agents and representatives of any of the foregoing Persons and any corporate stockholder, agent, or representative of any of the foregoing Persons, and the respective heirs, personal representatives, successors and assigns of any such officer, director, stockholder, employee, agent or representative.

Lessee’s Personal Property: As defined in Section 5.2(a).

Lessor: The Lessor designated on this Lease and its respective successors and assigns.

Lessor Indemnified Party: Lessor, any Affiliate of Lessor, including the Company, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest in Lessor, the officers, directors, stockholders, partners, members, employees, agents and representatives of any of the foregoing Persons and of any stockholder, partner, member, agent, or representative of any of the foregoing Persons, and the respective heirs, personal representatives, successors and assigns of any such officer, director, partner, stockholder, employee, agent or representative.

Lessor’s Audit: An audit by Lessor’s independent certified public accountants of the operation of the Leased Property during any Fiscal Year, which audit may, at Lessor’s election, be either a complete audit of the Leased Property’s operations or an audit of Room Revenues or Other Revenues realized from the operation of the Leased Property during such Fiscal Year.

Lessor’s Mortgage Documents: The Current Loan Documents and any other loan documents evidencing and securing any other Mortgage and any loan evidenced thereby; provided that a copies of such documents shall be delivered to Lessee by Lessor.

Licenses: As defined in Section 36.2(a).

Management Agreement: Any management agreement with a manager under which the Facility is operated, including, that certain Management Agreement by and between Lessor and Manager, dated as of [                         , 20    ], as assigned to Lessee pursuant to the Owner Agreement.

Manager: As used in this Agreement, shall mean [                                ] or any permitted successor or assign.

Market Rent. As defined in Section 37.3.

Migration: As defined in Section 7.3(b).

Mortgage: As defined in Section 27.2(a).

Nonconsumable Inventory: Inventory exclusive of Consumable Supplies.

Notice: A notice given pursuant to Article XXIX.

Officer’s Certificate: A certificate of Lessee reasonably acceptable to Lessor, signed by the chief financial officer or another officer duly authorized so to sign by Lessee or a managing member of Lessee, or any other person whose power and authority to act has been authorized by delegation in writing by any such officer.

Other Revenues: All gross revenues, receipts and income of any kind derived directly or indirectly by Lessee from or in connection with the Facility (including fees collected for amenities, such as telephone, laundry, movies, vending machines and concessions, and sublease rental payments); provided that Other Revenues shall not include Room Revenues.

Overdue Rate: On any date, a rate equal to the Base Rate plus 5% per annum, but in no event greater than the maximum rate then permitted under applicable law.

Owner Agreement: That certain Assignment, Assumption and Owner Agreement dated as of [                         , 20    ] by and among Lessor, Lessee and Manager.

Percentage Rent: As defined in Section 3.1(b).

Person: Any Government, natural person, corporation, partnership or other legal entity.

Personal Property Limitation: As defined in Section 17.1.

Personal Property Taxes: All personal property taxes imposed on the FF&E or other items of personal property located on, and used in connection with, the operation of the Leased Improvements as a hotel (other than Inventory and other personal property owned by the Lessee and/or its tenants, licensees, concessionaires, agents or contractors (including Manager)), together with all replacements, modifications, alterations and additions thereto.

Predecessor: Any Person whose liabilities arising under any Environmental Law have or may have been retained or assumed by Lessor or Lessee pursuant to the provisions of this Lease.

Primary Intended Use: As defined in Section 6.2(b).

Proceeding: Any judicial action, suit or proceeding (whether civil or criminal), any administrative proceeding (whether formal or informal), any investigation by a governmental authority or entity (including a grand jury), and any arbitration, mediation or other non-judicial process for dispute resolution.

RCRA: The Resource Conservation and Recovery Act, as amended.

Real Estate Taxes: All real estate taxes, including general and special assessments, if any, which are imposed upon the Land and any improvements thereon.

REIT: A “real estate investment trust” under the applicable provisions of the Code.

Release: A “Release” as defined in CERCLA or in any Environmental Law, unless such Release has been properly authorized and permitted in writing by all applicable Environmental Authorities or is allowed by such Environmental Law without authorizations or permits.

Rent: Collectively, the Base Rent, Percentage Rent and Additional Charges.

Revenues: Room Revenues and Other Revenues.

Room Revenues: Gross revenue from the rental of guest rooms, whether to individuals, groups or transients, at the Facility, determined in a manner consistent with the Uniform System, excluding the following:

(i) The amount of all credits, rebates or refunds to customers, guests or patrons; and

(ii) All sales taxes or any other taxes imposed on the rental of such guest rooms; and

(iii) any fees collected for amenities including, but not limited to, parking revenue, telephone, laundry, movies, vending machines and concessions.

SARA: The Superfund Amendments and Reauthorization Act of 1986, as amended.

State: [State where Leased Property is located].

Taking: A permanent or temporary taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

Tax Law Change: A change in the Code (including a change in the Treasury regulations promulgated thereunder) or in the judicial or administrative interpretations of the Code, which in Lessor’s determination will permit Lessor or an Affiliate thereof to operate the Facility as a hotel without adversely affecting the Company’s qualification for taxation as a REIT.

Tax Structure Change: A change in the corporate structure of the Company and its Affiliates which in the Lessor’s determination will permit an Affiliate of the Company to lease the Leased Property from Lessor or another Affiliate of the Company without adversely affecting the Company’s qualification for taxation as a REIT.

Term: As defined in Section 1.2.

TSCA: The Toxic Substances Control Act, as amended.

Unavoidable Delay: Delay due to strikes, lock-outs, labor unrest, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, acts of terrorists, fire, unavoidable casualty, condemnation or other similar causes beyond the reasonable control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the reasonable control of either party hereto unless such lack of funds is caused by the breach of the other party’s obligation to perform any obligations of such other party under this Lease.

Uneconomic for its Primary Intended Use: A state or condition of the Facility such that in the judgment of Lessor the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, such that Lessor intends to, and shall, complete the cessation of operations from the Leased Facility, if and to the extent permitted under the Management Agreement.

Uniform System: Shall mean the Uniform System of Accounts for Hotels (8th Revised Edition, 1986) as published by the Hotel Association of New York City, Inc., as the same may hereafter be revised, and as the same is interpreted and applied by the Lessor’s independent certified public accountants in connection with any Lessor’s Audit.

Unsuitable for its Primary Intended Use: A state or condition of the Facility such that in the judgment of Lessor to the extent such judgment is not prohibited under the Management Agreement, the Facility cannot function as an integrated hotel facility consistent with standards applicable to a well maintained and operated hotel comparable in quality and function to that of the Facility prior to the damage or loss.

Article III - Rent

Section 3.1. Rent. Lessee will pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, at Lessor’s address set forth in Article XXIX hereof or at such other place or to such other Person, as Lessor from time to time may designate in a Notice, all Rent contemplated hereby during the Term on the basis hereinafter set forth. If there is a dispute as to the amount of Rent to be paid by Lessee, either party may submit the dispute to arbitration pursuant to Section 35.2. However, Lessee shall be required to pay, as and when Rent is due and payable hereunder, the amount of Rent calculated by Lessor to be due and payable until such time as the dispute is resolved by agreement between the parties or by arbitration pursuant to Section 35.2.

(a) Base Rent: During the Term, Lessee shall pay to Lessor Base Rent as set forth in the following table, which shall be payable in advance in monthly installments on or before the first day of the month, provided, however, the monthly payment of Base Rent shall be prorated as to any partial month:

RENTAL PERIOD	ANNUAL BASIC RENT	MONTHLY PAYMENT
First Lease Year	[$ ]	[$ ]
Second Lease Year	[$ ]	[$ ]
Third Lease Year	[$ ]	[$ ]
Fourth Lease Year	[$ ]	[$ ]
Fifth Lease Year	[$ ]	[$ ]

(b) Percentage Rent: In addition to the Base Rent set forth above, and as part of the total Rent to be paid by Lessee to Lessor, Lessee covenants and agrees to pay to Lessor, as Percentage Rent for each Lease Year of the Term, an amount equal to (1) the sum of :

(i) [                     percent (    %)] of the amount of Room Revenues during such Lease Year up to [$            ] of Room Revenues; plus

(ii) [                     percent (    %)] of the amount of Room Revenues, if any, during such Lease Year in excess of [$            ] for such Lease Year up to [$                    ] of Room Revenues; plus

(iii) [                     percent (    %)] of the amount of Room Revenues, if any, during such Lease Year in excess of [$            ] for such Lease Year; plus

(iv) [                     percent (    %)] of the amount of Other Revenues for such Lease Year;

reduced by (but not below zero) (2) the amount of Base Rent payable by Lessee under this Lease during such Lease Year.

(c) Payment of Percentage Rent. Percentage Rent shall be paid by Lessee to Lessor not later than the date thirty (30) days after the end of each Lease Year or as otherwise provided herein. Lessee shall record Room Revenues and Other Revenues (collectively referred to herein as “Revenues”) in order to provide an audit trail for the Revenues. Lessee shall give a written statement to Lessor, accompanied by an Officer’s Certificate, within thirty (30) days after the end of each Lease Quarter of (a) Room Revenues and Other Revenues for that Lease Quarter, (b) the cumulative total through the end of that Lease Quarter of Room Revenues and Other Revenues for such Lease Year, (c) the cumulative total through the end of that Lease Quarter of the applicable percentages of Room Revenues and Other Revenues, and (d) the cumulative total of any Percentage Rent then due and the cumulative total of any Percentage Rent previously paid with respect to any Lease Quarter within such Lease Year. If such Officer’s Certificate indicates that any Percentage Rent is due for such Lease Year, within thirty (30) days after the end of such Lease Quarter, Lessee shall pay any Percentage Rent then due. With respect to any Percentage Rent due for any Lease Year, at the end of such Lease Year, Lessee shall receive a credit for any Percentage Rent previously paid with respect to such Lease Year. All statements deliverable by Lessee to Lessor under this Lease shall be delivered to the place where rent is then payable, or to such other place or places as Lessor may from time to time direct by written notice to Lessee.

Section 3.2. Confirmation of Percentage Rent.

(a) Lessee shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with GAAP and the Uniform System, that will accurately record all data necessary to compute Percentage Rent, and Lessee shall retain, for at least five (5) years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all data necessary to conduct Lessor’s Audit and to compute Percentage Rent for the applicable Lease Years.

(b) Lessor shall have the right from time to time by its accountants or representatives to audit such information in connection with Lessor’s Audit, and to examine all Lessee’s records (including supporting data and sales and excise tax returns) reasonably required to complete Lessor’s Audit and to verify Percentage Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements. If any Lessor’s Audit discloses a deficiency in the payment of Percentage Rent, and either Lessee agrees with the result of Lessor’s Audit or the matter is otherwise determined or compromised, Lessee shall forthwith pay to Lessor the amount of the deficiency, as finally agreed or determined, together with interest at the Overdue Rate from the date when said payment should have been made to the date of payment thereof; provided, however, that as to any Lessor’s Audit that is commenced more than one (1) year after the end of any Lease Year, the deficiency, if any, with respect to such Percentage Rent shall bear interest at the Overdue Rate only from the date such determination of deficiency is made unless such deficiency is the result of gross negligence or willful misconduct on the part of Lessee, in which case interest at the Overdue Rate will accrue from the date such payment should have been made to the date of payment thereof. In addition to the amounts described above in this Section 3.2(b), if any Lessor’s Audit discloses a deficiency in the payment of Percentage Rent which, as finally agreed or determined, exceeds 3%, Lessee shall pay the costs of the portion of Lessor’s Audit allocable to the determination of Revenues (the “Revenue Audit”). In no event shall Lessor undertake a Lessor’s Audit more than five (5) years after the last day of the Lease Year for which such audit is requested.

(c) Any proprietary information obtained by Lessor pursuant to the provisions of this Section 3.2 shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation between the parties and except further that Lessor may disclose such information to prospective lenders and investors and to any other persons to whom disclosure is necessary or appropriate to comply with applicable laws, regulations and government requirements.

(d) The obligations of Lessee and Lessor contained in this Section 3.2 shall survive the expiration or earlier termination of this Lease. Any dispute as to the existence or amount of any deficiency in the payment of Percentage Rent as disclosed by Lessor’s Audit shall, if not otherwise settled by the parties, be submitted to arbitration pursuant to the provisions of Section 35.2.

Section 3.3. Additional Charges. In addition to the Base Rent and Percentage Rent, Lessee also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions that Lessee assumes or agrees to pay under this Lease (“Additional Charges”).

Section 3.4. No Set Off. Rent shall be paid to Lessor without set off, deduction or counterclaim; provided, however, that Lessee shall have the right to assert any claim or counterclaim in a separate action brought by Lessee under this Lease or to assert any mandatory counterclaim in any action brought by Lessor under this Lease.

Article IV - Impositions

Section 4.1. Real Estate Taxes and Personal Property Taxes. Lessor shall be responsible for paying all Real Estate Taxes and Personal Property Taxes prior to delinquency without reimbursement from Lessee. Lessor, however, reserves the right to effect any such protest, appeal or other action and Lessee shall fully cooperate with Lessor in such action at no cost or expense to Lessee. To the extent received by it, Lessee shall furnish Lessor with copies of all assessment notices for Real Estate Taxes and Personal Property Taxes in sufficient time for Lessor to file a protest and pay such Real Estate Taxes without penalty.

Section 4.2. Utility Charges. Lessee will be solely responsible for obtaining and maintaining utility services to the Leased Property and will pay or cause to be paid all charges for electricity, gas, oil, water, sewer and other utilities used in the Leased Property during the Term.

Article V - Property Ownership

Section 5.1. Ownership of the Leased Property. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease.

Section 5.2. Lessee’s Personal Property.

(a) Upon commencement of the Term, (i) Lessor shall transfer (to the extent owned by Lessor) to Lessee all Consumable Supplies at the Facility for their fair market value, and (ii) Lessor shall transfer (to the extent owned by Lessor) to Lessee all Nonconsumable Inventory located at the Facility on the Commencement Date (the

“Initial Nonconsumable Inventory”). At all times during the Term, Lessee shall maintain, or cause Manager to maintain, Inventory consistent with the amount of inventory which is customarily maintained in a hotel of the type and character of the Facility and is otherwise required to operate the Leased Property in the manner contemplated by this Lease and in compliance with the Management Agreement and all Legal Requirements. All Inventory, to the extent not owned by the Manager pursuant to the Management Agreement, shall be the property of Lessee, subject to Lessee’s obligations under Section 5.2(b). Lessee may (and shall as provided hereinbelow), at its expense, but subject to the Management Agreement, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of personal property (including Inventory) owned by Lessee (collectively, the “Lessee’s Personal Property”). Lessee may, subject to the second sentence of this Section 5.2(a) and the conditions set forth in Section 5.2(b) below, remove any of Lessee’s Personal Property set forth on such list at any time during the Term or upon the expiration or any prior termination of the Term. All of Lessee’s Personal Property, other than Inventory, not removed by Lessee within thirty (30) days following the expiration or earlier termination of the Term shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving Notice thereof to Lessee, without any payment to Lessee and without any obligation to account therefor. Lessee will, at its expense, restore the Leased Property to the condition required by Section 8.1(c), including repair of all damage to the Leased Property caused by the removal of Lessee’s Personal Property, whether effected by Lessee or Lessor.

(b) Lessor and Lessee agree that the transfer of Consumable Supplies and Initial Nonconsumable Inventory from Lessor to Lessee upon commencement of the Term shall be treated as a sale of the Initial Nonconsumable Inventory for the fair market value thereof (the “Purchase Price”). The Purchase Price, plus interest thereon at the applicable federal rate published pursuant to Section 1274(d) of the Code, shall be payable in equal monthly installments over the Term and shall be credited against amounts of Base Rent and Percentage Rent payable under this Lease. Nothing in this Section 5.2(b) shall be interpreted to give rise to any obligation of Lessee to make any payment to Lessor, but instead this Section 5.2(b) is intended to characterize payments otherwise denominated as Rent as payments of the Purchase Price and interest thereon. Lessor and Lessee shall determine the Purchase Price in their joint inventory of the Facility to be conducted within fifteen (15) days of the date hereof.

Section 5.3. Equipment Lease Property. Personal property utilized at the Facility which is leased pursuant to equipment leases and which expire on or before the termination of this Lease shall, at the option of Lessor, become the property of Lessor without the payment of additional consideration by Lessor except for any consideration which must be paid to the equipment lessor on expiration of the equipment lease to acquire title thereto. Lessee shall cooperate with Lessor to assume the transfer of title to such leased property to Lessor and shall give Notice to Lessor of any such leases and of the expiration dates thereof. Lessor shall, at Lessor’s cost, acquire title to or replace such leased property with funds other than the Capital Expenditures Reserve when the leases for such leased property expire and make such property or replacement property available to Lessee hereunder during the Term of this Lease.

Article VI - Condition, Use

Section 6.1. Condition of the Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property. Lessee has examined and otherwise has knowledge of the condition of the Leased Property and has found the same to be satisfactory for its purposes hereunder. Lessee is leasing the Leased Property “as is”, “with all faults”, and in its present condition. Except as otherwise specifically provided herein, Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY, OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT.

Section 6.2. Use of the Leased Property.

(a) Lessee covenants that it will, or will cause Manager to, obtain and maintain, all permits, licenses and approvals, including liquor licenses, needed to use and operate the Leased Property and the Facility under applicable local, state and federal law and the Management Agreement.

(b) Lessee shall use or cause to be used the Leased Property only as a hotel facility, and for such other uses as may be necessary or incidental to such use, or such other use as otherwise approved by Lessor (the “Primary Intended Use”). Lessee shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Lessor. No use shall be made or permitted to be made of the Leased Property, and no acts shall be done, which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy satisfactory to Lessor is available and Lessee pays any premium increase), nor shall Lessee sell or permit to be kept, used or sold in or about the Leased Property any article which is prohibited by law or fire underwriter’s regulations. Lessee shall comply, and shall cause Manager to comply, with all of the requirements pertaining to the Leased Property of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property and Lessee’s Personal Property, which compliance shall be performed at Lessee’s sole cost, except to the extent such compliance requires performance of a Capital Improvement that is the Lessor’s obligation hereunder.

(c) Subject to the provisions of Articles XIII and XIV, Lessee covenants and agrees that during the Term it will (1) continuously operate and cause the Manager to continuously operate the Leased Property as a hotel facility, (2) keep in full force and effect and comply in all material respects with all the provisions of the Management Agreement and cause the Manager to comply in all material respects with all of the provisions of the Management Agreement, (3) not enter into, terminate or amend in any respect any Management Agreement without the consent of Lessor, (4) maintain or cause to be maintained, appropriate certifications and licenses for such use and (5) keep Lessor advised of the status of any litigation affecting the Leased Property.

(d) Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in the Facility, nor shall Lessee cause or permit any nuisance thereon.

(e) Lessee shall neither suffer nor permit the Leased Property or any portion thereof, or Lessee’s Personal Property, to be used in such a manner as (1) might reasonably tend to impair Lessor’s (or Lessee’s, as the case may be) title thereto or to any portion thereof, or (2) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

(f) Lessee acknowledges and agrees that all employees involved in the use and operation of the Leased Property shall be employees of Manager or one of its Affiliates and not of Lessor or any of its Affiliates. Lessee, the Manager, and their respective Affiliates shall fully comply with all Legal Requirements and all collective bargaining and other agreements applicable to such employees. Subject to the terms of the Owner Agreement, upon the expiration or earlier termination of this Lease, all such employees shall be terminated or retained by Lessee, Manager or their respective Affiliates, as applicable, and Lessee, Manager or their respective Affiliates, as applicable, shall provide any required notices or other rights to such employees, all without liability to Lessor or the Leased Property, or any other owner, lessee or manager of the Leased Property. Payment of all costs and expenses associated with accrued but unpaid salary, earned but unpaid vacation pay, accrued but unearned vacation pay, pension and welfare benefits, COBRA benefits, employee fringe benefits, employee termination payments or any other employee benefits due to such employees, shall be the sole responsibility and obligation of and shall be paid when due by Lessee, Manager or their respective Affiliates, as applicable. Upon the expiration or earlier termination of this Lease, any owner, manager or lessee of the Leased Property shall have the right, but not the obligation, to extend offers of employment to some or all of such employees on such terms and conditions as are determined solely in such party’s discretion; and Lessee shall, and shall cause Manager to, use reasonable efforts to assist such party in its efforts to secure satisfactory employment arrangements with such employees. Lessee, Manager or their respective Affiliates, as applicable, shall provide any notices, coverages or other rights as shall be required to comply with the medical coverage continuation requirements of COBRA to any persons who are entitled to such rights by virtue of the maintenance of any group health plan by Lessee, Manager or their respective Affiliates, as applicable, and shall maintain, or cause an affiliate company to maintain, a group health plan that such person shall be entitled to participate in for the maximum period required by COBRA. Lessee shall indemnify, defend and hold harmless Lessor, the Leased Property, and any other owner, lessee or manager of the Leased Property, from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorney’s fees and disbursements) arising out of the employment or termination of employment of or failure to offer employment to any employee or prospective employee by Lessee, Manager or their respective Affiliates, including claims of discrimination, sexual harassment, breaches of employment or collective bargaining agreements, or the failure of Lessee, Manager or any of their Affiliates to comply with the provisions of this section. The indemnification rights and obligations provided for in this section shall survive the termination of this Lease.

Article VII - Legal Requirements

Section 7.1. Compliance with Legal and Insurance Requirements. Subject to Sections 7.2 and 7.3 and Article XI relating to permitted contests, Lessee, at its expense, will promptly (a) comply with all applicable Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, and (b) procure, maintain and comply, or cause Manager to procure, maintain and comply, with all appropriate licenses and other authorizations required for any use of the Leased Property and Lessee’s Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.

Section 7.2. Legal Requirement Covenants. Subject to Section 7.3, Lessee covenants and agrees that (i) the Leased Property and Lessee’s Personal Property shall not be used for any unlawful purpose, and that Lessee shall not permit or suffer to exist any unlawful use of the Leased Property by others, (ii) Lessee shall or shall cause Manager to acquire and maintain all appropriate licenses, certifications, permits and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use, and any other lawful use conducted on the Leased Property as may be permitted from time to time hereunder and (iii) Lessee’s use of the Leased Property and maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all Legal Requirements, unless the same are finally determined by a court of competent jurisdiction to be unlawful (and Lessee shall cause all such sub-tenants, invitees or others (including Manager) to so comply with all Legal Requirements).

Section 7.3. Environmental Covenants. Lessor and Lessee (in addition to, and not in diminution of, Lessee’s covenants and undertakings in Sections 7.1 and 7.2 hereof) covenant and agree as follows:

(a) At all times hereafter until Lessee completely vacates the Leased Property and surrenders possession of the same to Lessor, Lessee shall fully comply with all Environmental Laws applicable to the Leased Property and the operations thereon, except to the extent that such compliance would require the remediation of Environmental Liabilities for which Lessee has no indemnity obligations under Section 7.3(b). Lessee agrees to give Lessor prompt written notice of (1) all Environmental Liabilities; (2) all pending, threatened or anticipated Proceedings, and all notices, demands, requests or investigations, relating to any Environmental Liability or relating to the issuance, revocation or change in any Environmental Authorization required for operation of the Leased Property; (3) all Releases at, on, in, under or in any way affecting the Leased Property, or any Release known by Lessee at, on, in or under any property adjacent to the Leased Property; and (4) all facts, events or conditions that could reasonably lead to the occurrence of any of the above-referenced matters.

(b) LESSEE WILL PROTECT, INDEMNIFY, HOLD HARMLESS AND DEFEND LESSOR INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL ENVIRONMENTAL LIABILITIES TO THE EXTENT PERMITTED BY LAW INCLUDING THOSE RESULTING FROM A LESSOR INDEMNIFIED PARTIES’ OWN NEGLIGENCE except to the extent that the same (i) are caused by the intentionally wrongful acts or grossly negligent failures to act of Lessor, or (ii) result from conditions existing at the Leased Property at the date of this Lease (an “Existing Condition”) or from Releases or other violations of Environmental Laws originating on adjacent property but affecting the Leased Property (a “Migration”), provided that in either case such exclusions shall not apply to the extent that the Existing Condition or the Migration has been exacerbated by Lessee’s act or negligent failure to act.

(c) Lessor hereby agrees to defend, indemnify and save harmless any and all Lessee Indemnified Parties from and against any and all Environmental Liabilities to the extent that the same were caused by the intentionally wrongful acts or grossly negligent failures to act of Lessor.

(d) If any Proceeding is brought against any Indemnified Party in respect of an Environmental Liability with respect to which such Indemnified Party may claim indemnification under either Section 7.3(b) or (c), the Indemnifying Party, upon request, shall at its sole expense resist and defend such Proceeding, or cause the same to be resisted and defended by counsel designated by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that such approval shall not be required in the case of defense by counsel designated by any insurance company undertaking such defense pursuant to any applicable policy of insurance. Each Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel will be at the sole expense of such Indemnified Party unless a conflict of interest prevents representation of such Indemnified Party by the counsel selected by the Indemnifying Party and such separate counsel has been approved by the Indemnifying Party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall not be liable for any settlement of any such Proceeding made without its consent, which shall not be unreasonably withheld or delayed, but if settled with the consent of the Indemnifying Party, or if settled without its consent (if its consent shall be unreasonably withheld), or if there be a final, nonappealable judgment for an adversary party in any such Proceeding, the Indemnifying Party shall indemnify and hold harmless the Indemnified Parties from and against any liabilities incurred by such Indemnified Parties by reason of such settlement or judgment.

Article VIII - Maintenance And Repairs

Section 8.1. Maintenance and Repair.

(a) Except as provided in Section 8.1(b), Lessee will, or will cause the Manager to, keep the Leased Property and all parts thereof, including all private roadways, sidewalks, curbs and other appurtenances thereto that are under Lessee’s control, and including windows and plate glass, parking lots, HVAC, mechanical, electrical and plumbing systems and equipment (including conduit and ductware), in good order and repair and, if applicable, in compliance with the standards of the Management Agreement (whether or not the need for such repairs occurred as a result of Lessee’s use, any prior use, the elements or the age of the Leased Property or any portion thereof) ordinary wear and tear excepted and, except as otherwise provided in Section 8.1(b), Article XIII or Article XIV. All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Lessee will not take or omit to take any action, the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use. If Lessee fails to make any required repairs or replacements after fifteen (15) days notice from Lessor, or after such longer period as may be reasonably required provided that Lessee at all times diligently proceeds with such repair or replacement, then Lessor shall have the right, but shall not be obligated, to make such repairs or replacements on behalf of and for the account of Lessee. In such event, such work shall be paid for in full by Lessee as Additional Charges.

(b) Notwithstanding Lessee’s obligations under Section 8.1(a) above but subject to the limitations set forth in Article XXXIII, unless caused by Lessee’s negligence or willful misconduct or that of its employees, contractor or agents, Lessor shall be responsible to pay and (subject to the Management Agreement) perform or cause to be performed all Capital Improvements that may be necessary or desirable at the Leased Property. Except as set forth in the preceding sentence, Lessor shall not under any circumstances be required to build or rebuild any improvement on the Leased Property, or to make any Capital Improvements to the Leased Property, whether ordinary or extraordinary, foreseen or unforeseen.

(c) Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair in accordance with Section 8.1(a) above, as would a prudent owner of comparable property, during the entire Term) or damage by casualty or Condemnation (subject to the obligation of Lessee to restore or repair as set forth in this Lease.)

Article IX - Alterations

Section 9.1. Alterations. Subject to first obtaining the written approval of Lessor (except only as and to the extent, if any, that Manager has the right to make alterations pursuant to the Management Agreement without first obtaining Lessee’s approval), Lessee may, but shall not be obligated to, make such additions, modifications or improvements to the Leased Property from time to time as Lessee deems desirable for its permitted uses and purposes, provided that such action will not alter the character or purposes of the Leased Property or detract from the value or operating efficiency thereof and will not impair the revenue-producing capability of the Leased Property or adversely affect the ability of the Lessee or Lessor to comply with the provisions of this Lease. All such work shall be performed in a first class manner in accordance with all applicable governmental rules and regulations and after receipt of all required permits and licenses. If required by Lessor all such work shall be covered by performance bonds issued by bonding companies reasonably acceptable to Lessor. The cost of such additions, modifications or improvements to the Leased Property shall be paid by Lessee, and all such additions, modifications and improvements shall, without payment by Lessor at any time, be included under the terms of this Lease and upon expiration or earlier termination of this Lease shall pass to and become the property of Lessor.

Section 9.2. Salvage. All materials which are scrapped or removed in connection with the making of repairs required by Articles VIII or IX shall be or become the property of Lessor or Lessee depending on which party is paying for or providing the financing for such work.

Section 9.3. Lessor Alterations. Lessor shall have the right, without Lessee’s consent, to make or cause to be made alterations and additions to the Leased Property required in connection with (i) Emergency Situations, (ii) Legal Requirements, and (iii) the performance by Lessor of its obligations under this Lease. Without Lessee’s consent, Lessor shall further have the right, but not the obligation, to make such other additions to the Leased Property as it may reasonably deem appropriate during the Term of this Lease. All such work unless necessitated by Lessee’s acts or omissions or unless otherwise required to be performed by Lessee under this Lease (in which event work shall be paid for by Lessee) shall be performed at Lessor’s expense, in compliance with all Legal Requirements, in a good and workmanlike manner and shall be done after reasonable notice to and coordination with Lessee, so as to minimize any disruptions or interference with the operation of the Facility.

Article X - Liens

Section 10.1. Liens. Subject to the provision of Article XI relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property resulting from the action or inaction of Lessee, or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (a) this Lease, (b) the matters, if any, included as exceptions or insured against in the title policy insuring Lessor’s interest in the Leased Property, (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor, (d) liens for those taxes which Lessee is not required to pay hereunder, (e) subleases permitted by Article XX hereof, (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements to the extent Lessee is responsible hereunder for such compliance so long as (l) the same are not yet delinquent or (2) such liens are in the process of being contested as permitted by Article XI, (g) liens of mechanics, laborers, suppliers or vendors for sums either disputed or not yet due provided that any such liens for disputed sums are in the process of being contested as permitted by Article XI hereof, and (h) any liens which are the responsibility of Lessor pursuant to the provisions of this Lease.

Article XI - Permitted Contests

Section 11.1. Permitted Contests. Lessee shall have the right to contest the amount or validity of any Impositions or Legal Requirement to be satisfied by Lessee hereunder or any lien, attachment, levy, encumbrance, charge or claim (any such Imposition, Legal Requirement, lien, attachment, levy, encumbrance, charge or claim herein referred to as “Claims”) not otherwise permitted by Article X, by appropriate legal proceedings in good faith and with due diligence (but this shall not be deemed or construed in any way to relieve, modify or extend Lessee’s covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Article provided), on condition, however, that such legal proceedings shall not operate to relieve Lessee from its obligations hereunder and shall not cause the sale or risk the loss of any portion of the Leased Property, or any part thereof, or cause Lessor or Lessee to be in default under any mortgage, deed of trust, security deed or other agreement encumbering the Leased Property or any interest therein. Upon the request of Lessor, as security for the payment of such Claims, Lessee shall either (a) provide a bond or other assurance reasonably satisfactory to Lessor (and satisfactory to any Holder, if approval thereof is required by such Holder’s Mortgage) that all Claims which may be assessed against the Leased Property together with interest and penalties, if any, thereon and legal fees anticipated to be incurred in connection therewith will be paid, or (b) deposit within the time otherwise required for payment with a bank or trust company designated by Lessor as trustee upon terms reasonably satisfactory to Lessor, or with any Holder upon terms satisfactory to such Holder, money in an amount sufficient to pay the same, together with interest and penalties thereon and legal fees anticipated to be incurred in connection therewith, as to all Claims which may be assessed against or become a Claim on the Leased Property, or any part thereof, in said legal proceedings. Lessee shall furnish Lessor and any Holder with reasonable evidence of such deposit within five days of the same. Lessor agrees to join in any such proceedings if the same be required to legally prosecute such contest of the validity of such Claims; provided, however, that Lessor shall not thereby be subjected to any liability for the payment of any costs or expenses in connection with any proceedings brought by Lessee; and Lessee covenants to indemnify and save harmless Lessor from any such costs or expenses. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor and for which Lessor has been fully reimbursed. In the event that Lessee fails to pay any Claims when due or to provide the security therefor as provided in this paragraph and to diligently prosecute any contest of the same, Lessor may, upon ten days advance Notice to Lessee, pay such charges together with any interest and penalties and the same shall be repayable by Lessee to Lessor as Additional Charges upon the next due payment of Base Rent under this Lease; provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property or cause damage to Lessor, then Lessor shall only give such Notice as is practical under the circumstances. Lessor reserves the right to contest any of the Claims at its expense not pursued by Lessee. Lessor and Lessee agree to cooperate in coordinating the contest of any Claims.

Article XII - Insurance

Section 12.1. General Insurance Requirements.

(a) Coverages. During the Term of this Lease, the Leased Property shall at all times be insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to issue insurance in the State. The policies must name the party obtaining the policy as the insured and the other party as an additional named insured, and the Manager and if required by Lessor’s Mortgage Documents, any Holder shall also be named as an additional insured under the coverages described in Sections 12.1(a)(iii) through (xi). Losses shall be payable to Lessor or Lessee as provided in this Lease or to the Holder as provided in Lessor’s Mortgage Documents. Any loss adjustment for coverages insuring both parties shall require the written consent of Lessor and Lessee, each acting reasonably and in good faith. Evidence of insurance shall be deposited with Lessor. As long as affiliate of Marriott International, Inc. is the Manager and Lessee participates in Manager’s insurance programs, there then exists no default under the Management Agreement, then Lessee shall strictly enforce the insurance and damage, destruction and condemnation requirements and obligations set forth in the Management Agreement. Unless and until an affiliate of Marriott International, Inc. is no longer managing the Property pursuant to the terms and provisions of the Management Agreement, then Lessor acknowledges and agrees that the insurance requirements set forth in the Management Agreement shall govern and control over any inconsistent provisions set forth in this Article XII. The policies on the Leased Property, including the Leased Improvements, Fixtures and Lessee’s Personal Property, shall at all times satisfy the requirements of the Lessor’s Mortgage Documents and the Management Agreement and at a minimum shall include:

(i) Insurance covering the building of which the Leased Premises is a part, Fixtures and FF&E on an “all risk,” broad form basis, against such risks as are customarily covered by such insurance (including boiler and machinery insurance and damage resulting from flood, but excluding damage resulting from earthquake, war and nuclear energy), in aggregate amounts which shall not be less than full replacement cost of such building;

(ii) Business interruption insurance covering loss of gross revenue for a minimum period of twelve (12) months resulting from interruption of business caused by the occurrence of any of the risks insured against under “all-risk” policy referred to in Section 12.1(a)(i);

(iii) Commercial general liability insurance with a combined single limit of not less than $1,000,000 for each occurrence and $2,000,000 in the general aggregate with a per location aggregate limit, together with umbrella liability insurance with limits of not less than $40,000,000 per occurrence and

$40,000,000 in the aggregate, including for liability for (i) bodily injury, (ii) death, (iii) property damage, (iv) assault and battery, (v) false arrest, detention or imprisonment or malicious prosecution, (vi) libel, slander, defamation or violation of the right of privacy, or (vii) wrongful entry or eviction;

(iv) Workers’ compensation insurance or insurance required by similar employee benefit acts having a minimum per occurrence limit as Lessee may deem advisable against all claims which may be brought for personal injury or death of Facility employees, but in any event not less than amounts prescribed by applicable state law and employers liability insurance with limits of not less than $100,000 for each occurrence and $500,000 for disease claim policy limit and $100,000 for disease claim per employee;

(v) Employment Practices Liability Insurance (“Employment Insurance”) with limits of $2,000,000 for each claim and $2,000,000 in the aggregate;

(vi) Crime insurance with a $500,000 Employee Dishonesty limit;

(vii) Commercial general liability insurance, with contractual indemnity endorsement, with amounts not less than $1,000,000 combined single limit for each occurrence and $2,000,000 for the aggregate of all occurrences within each policy year, as well as excess liability (umbrella) insurance with limits of at least $50,000,000 per occurrence, covering each of the following: bodily injury, death, or property damage liability per occurrence, personal injury, general aggregate, products and completed operations with respect to Lessee, and “all risk legal liability” (including liquor law or “dram shop” liability, if liquor or alcoholic beverages are served on the Leased Property) with respect to Lessor and Lessee;

(viii) Fidelity bonds or blanket crime policies with limits and deductibles as may be reasonably determined by Lessor, covering Lessee’s employees in job classifications normally bonded under prudent hotel management practices in the United States or otherwise required by law;

(ix) Auto Liability insurance with a $1,000,000 bodily injury limit and a $1,000,000 property damage limit, or a $2,000,000 combined single limit;

(x) Liquor Liability insurance with limits of $1,000,000 for each common cause and $1,000,000 in the aggregate;

(xi) Innkeepers Legal Liability and Safe Deposit Box Liability insurance with a $25,000 limit; and

(xii) Insurance covering such other hazards (such as plate glass or other common risks) and in such amounts as may be (A) required by a Holder,

or (B) customary for comparable properties in the area of the Leased Property and is available from insurance companies, insurance pools or other appropriate companies authorized to do business in the State at rates which are economically practicable in relation to the risks covered as may be reasonably determined by Lessor.

(b) Responsibility for Insurance. Lessee shall pay the premiums for the coverages described in Sections 12.1(a)(iii) through (xi), and Lessor shall pay the premiums for the coverages described in Sections 12.1(a)(i) and (ii). Insurance required by Section 12.1(a)(xii) shall be obtained and paid for by Lessor to the extent that it relates to risks of the type covered by the insurance obtained pursuant to Sections 12.1(a)(i) and (ii), and obtained and paid for by Lessee if it relates to risks of the type covered by the insurance obtained pursuant to Sections 12.1(a)(iii) through (xi). The party responsible for the premium for any insurance coverage shall also be responsible for any and all deductibles and self-insured retentions in connection with such coverages. In addition to the rights set forth in Sections 16.1 and 34.1, if any party responsible for obtaining and maintaining the insurance required under this Lease fails to do so or fails to obtain renewals or substitutions therefor at least fifteen (15) days before such insurance will lapse, the other party may obtain such insurance and the defaulting party shall reimburse the party obtaining such insurance for the cost thereof promptly upon demand, together with interest thereon at the Overdue Rate until such cost is repaid by the defaulting party.

Section 12.2. Replacement Cost. The term “full replacement cost” as used herein shall mean the 100% replacement cost of the Leased Property, without allowance for depreciation and exclusive of cost of excavations, foundations, footings, and value of land, as determined by Lessor or any Holder from time to time.

Section 12.3. Waiver of Subrogation. Lessor and Lessee each waive any and all rights of recovery against the other (and against the partners, officers, employees and agents of the other party) for loss of or damage to such waiving party or its property or the property of others under its control, to the extent such loss or damage is covered by, or in the event the responsible party fails to maintain the required insurance hereunder, would have been covered by, the insurance required to be obtained by such waiving party under Sections 12.1(a)(i) through (iii); provided, however, that this waiver does not apply to any rights that either party may have to insurance proceeds from their respective insurance policies at the time of such loss or damage. In obtaining policies of property insurance on their respective interests in the personal property and improvements located in the Leased Property, Lessor and Lessee shall give notice to their respective insurance carriers that the foregoing mutual waiver of subrogation is contained in this Lease; and Lessor and Lessee shall each obtain from their insurance carriers a consent to such waiver.

Section 12.4. Form Satisfactory, etc. All of the policies of insurance referred to in this Article XII shall be written in a form, with deductibles and by insurance companies satisfactory to Lessor and shall satisfy the requirements of any ground lease, mortgage, security agreement or other financing lien, if any, on the Leased Property and of the Management Agreement. The party responsible for obtaining any policy shall pay all of the premiums therefor, and deliver copies of such policies or certificates thereof to the other party prior to their effective date (and, with respect to any renewal policy, thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of the responsible party either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to the other party at the times required, such other party shall be entitled, but shall have no obligation, after ten (10) days’ Notice to the responsible party (or after less than ten (10) days’ Notice if required to prevent the expiration of any existing policy), to effect such insurance and pay the premiums therefor, and to be reimbursed for any such premiums upon written demand therefor. Each insurer mentioned in this Article XII shall agree, by endorsement to the policy or policies issued by it, or by independent instrument furnished to the party not responsible hereunder for obtaining such policy, that it will give to such party thirty (30) days’ written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled.

Section 12.5. Increase in Limits. If either Lessor or Lessee at any time deems the limits of the personal injury or property damage under the comprehensive public liability insurance then carried to be either excessive or insufficient, Lessor and Lessee shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties fail to agree on such limits, the matter shall be referred to arbitration as provided for in Section 35.1. However, in no event shall such limits fail to satisfy the requirements of the Management Agreement and of Lessor’s Mortgage Documents.

Section 12.6. Blanket Policy. Notwithstanding anything to the contrary contained in this Article XII, Lessee or Lessor may bring the insurance provided for herein within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee or Lessor; provided, however, that the coverage afforded to Lessor and Lessee will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XII are otherwise satisfied.

Section 12.7. Separate Insurance. Neither Lessor nor Lessee shall on its own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor, are included therein as additional insureds, and the loss is payable under such additional separate insurance in the same manner as losses are payable under this Lease. Each party shall immediately notify the other party that it has obtained any such separate insurance or of the increasing of any of the amounts of the then existing insurance.

Section 12.8. Reports On Insurance Claims. Lessee shall promptly investigate and make a complete and timely written report to the appropriate insurance company as to all accidents, all claims for damage relating to the ownership, operation, and maintenance of the Facility, and any damage or destruction to the Facility and the estimated cost of repair thereof and shall prepare any and all reports required by any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved, and a copy of all such reports shall be furnished to Lessor.

Article XIII - Damage And Reconstruction

Section 13.1. Insurance Proceeds. As long as an affiliate of Marriott International, Inc. is the Manager, the damage and destruction provisions of the Management Agreement shall take precedence over this Article XIII. If such Management Agreement is no longer in full force and effect, the provisions set forth in Lessor’s Mortgage Documents shall control. Otherwise, all proceeds of the insurance contemplated by Sections 12.1(a)(i) and (ii) payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article XII of this Lease shall be paid to Lessor and made available, if applicable, for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property or any portion thereof, and, if applicable, shall be paid out by Lessor from time to time for the reasonable costs of such reconstruction or repair upon satisfaction of reasonable terms and conditions specified by Lessor. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall be paid to Lessor. If neither Lessor nor Lessee is required or elects to repair and restore, and the Lease is terminated as described in Section 13.2, all such insurance proceeds shall be retained by Lessor except for any amount thereof paid with respect to Lessee’s Personal Property. All salvage resulting from any risk covered by insurance shall belong to Lessor, except to the extent of salvage relating to Lessee’s Personal Property.

Section 13.2. Reconstruction in the Event of Damage or Destruction Covered by Insurance.

(a) If during the Term the Leased Property is totally or partially destroyed by a risk covered by the insurance described in Article XIII and the Facility thereby is rendered Unsuitable or Uneconomic for its Primary Intended Use, this Lease shall (if and to the extent the Management Agreement may be terminated pursuant to the terms thereof) terminate as of the date of the casualty and neither Lessor nor Lessee shall have any further liability hereunder except for any liabilities which have arisen prior to or which survive such termination, and Lessor shall be entitled to retain all insurance proceeds except for any amount thereof paid with respect to Lessee’s Personal Property.

(b) If during the Term the Leased Property is partially destroyed by a risk covered by the insurance described in Article XII, but the Facility is not thereby rendered Unsuitable or Uneconomic for its Primary Intended Use, Lessor or, at the election of Lessor, Lessee shall restore the Facility to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of this Lease, and this Lease shall not terminate as a result of such damage or destruction. If Lessee restores the Facility, the insurance proceeds shall be paid out by Lessor from time to time for the reasonable costs of such restoration upon satisfaction of terms and conditions specified by Lessor, and any excess proceeds remaining after such restoration shall be paid to Lessor except for any amount thereof paid with respect to Lessee’s Personal Property.

(c) If the Facility is to be restored in accordance with the provisions of Section 13.2(b) or otherwise and if the cost of the repair or restoration exceeds the amount of proceeds received by Lessor from the insurance required under Article XII,

Lessor shall agree to contribute any excess amounts needed to restore the Facility prior to requiring Lessee to commence such work. Such difference shall be made available by Lessor, together with any other insurance proceeds, for application to the cost of repair and restoration in accordance with the provisions of Section 13.2(b).

Section 13.3. Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. If during the Term the Facility is totally or materially damaged or destroyed by a risk not covered by the insurance described in Article XII, or if the Holder will not make the proceeds of such insurance available to Lessor for restoration of the Facility, unless in either event such damage or destruction renders the Facility Unsuitable or Uneconomic for its Primary Intended Use, Lessor at its option shall either, (a) at Lessor’s sole cost and expense, restore the Facility to substantially the same condition it was in immediately before such damage or destruction and this Lease shall not terminate as a result of such damage or destruction, or (b) terminate the Lease and neither Lessor nor Lessee shall have any further liability thereunder except for any liabilities which have arisen or occurred prior to such termination and those which expressly survive termination of this Lease. If such damage or destruction is determined by Lessor not to be material, Lessor may, at Lessor’s sole cost and expense, restore the Facility to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of the Lease, and this Lease shall not terminate as a result of such damage or destruction.

Section 13.4. Lessee’s Property and Business Interruption Insurance. All insurance proceeds payable by reason of any loss of or damage to any of Lessee’s Personal Property and the business interruption insurance maintained for the benefit of Lessee shall be paid to Lessee; provided, however, no such payments shall diminish or reduce the insurance payments otherwise payable to or for the benefit of Lessor hereunder.

Section 13.5. Abatement of Rent. Any damage or destruction due to casualty notwithstanding, this Lease shall remain in full force and effect and Lessee’s obligation to pay Rent required by this Lease shall remain unabated by any damage or destruction which does not result in a reduction of Revenues. If and to the extent that any damage or destruction results in a reduction of Revenues which would otherwise be realizable from the operation of the Facility, then Lessor shall receive all loss of income insurance and Lessee shall have no obligation to pay Rent in excess of the amount of Percentage Rent, if any, realizable from Revenues generated by the operation of the Leased Property during the existence of such damage or destruction; provided, however, that if such damage or destruction was caused by Lessee’s gross negligence or willful misconduct, Lessee shall remain liable for the amount of Rent which would have been payable hereunder at a rate equal to the average Rent during the last three preceding 12-month Fiscal Years (or if three 12-month Fiscal Years shall not have elapsed, the average during the preceding 12-month Fiscal Years or if one Fiscal Year has not elapsed, the amount derived by annualizing the Percentage Rent from the Commencement Date of this Lease) as if such damage or destruction had not occurred.

Article XIV - Condemnation

Section 14.1. Definitions.

(a) “Condemnation” means a Taking resulting from (1) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (2) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

(b) “Date of Taking” means the date the Condemnor has the right to possession of the property being condemned.

(c) “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

(d) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Section 14.2. Parties’ Rights and Obligations.

As long as an affiliate of Marriott International, Inc. is the Manager, the condemnation provisions of the Management Agreement shall take precedence over this Article XIV. If such Management Agreement is no longer in full force and effect, the provisions set forth in Lessor’s Mortgage Documents shall control. To the extent that neither the Management Agreement nor the Mortgage Documents shall control, the rights and obligations of Lessor and Lessee shall be determined by this Article XIV.

Section 14.3. Total Taking. If title to the fee of the whole of the Leased Property is condemned by any Condemnor, this Lease shall cease and terminate as of the Date of Taking by the Condemnor. If title to the fee of less than the whole of the Leased Property is so taken or condemned, which nevertheless renders the Leased Property Unsuitable or Uneconomic for its Primary Intended Use, then either Lessee or Lessor shall have the option, by notice to the other, at any time prior to the Date of Taking, to terminate this Lease as of the Date of Taking. Upon such date, if such Notice has been given, this Lease shall thereupon cease and terminate. All Base Rent, Percentage Rent and Additional Charges paid or payable by Lessee hereunder shall be apportioned as of the Date of Taking, and Lessee shall promptly pay Lessor such amounts.

Section 14.4. Allocation of Award. The total Award made with respect to the Leased Property or for loss of rent, or for Lessor’s loss of business beyond the Term, shall be solely the property of and payable to Lessor. Any Award made for loss of Lessee’s business during the remaining Term, if any, for the taking of Lessee’s Personal Property, or for removal and relocation expenses of Lessee in any such proceedings shall be the sole property of and payable to Lessee. In any Condemnation proceedings Lessor and Lessee shall each seek its Award in conformity herewith, at its respective expense; provided, however, neither Lessor nor Lessee shall initiate, prosecute or acquiesce in any proceedings that may result in a diminution of any Award payable to the other.

Section 14.5. Partial Taking.

(a) If title to less than the whole of the Leased Property is condemned, and the Leased Property is not Unsuitable or Uneconomic for its Primary Intended Use, or if Lessor and Lessee are entitled but elect not to terminate this Lease as provided in

Section 14.3, then Lessor or, at Lessor’s election, Lessee shall, with all reasonable dispatch and to the extent that the Holder permits the application of the Award therefor and the Award to be contributed to restoration as provided in this Section 14.5(a) is sufficient therefor, restore the untaken portion of any Leased Improvements so that such Leased Improvements constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Improvements existing immediately prior to the Condemnation. Lessor and Lessee shall each contribute to the cost of restoration that part of its Award specifically allocated to such restoration, if any, together with severance and other damages awarded for the taken Leased Improvements; provided, however, that the amount of such contribution shall not exceed such cost.

(b) In the event of a partial Taking as described in Section 14.5(a) which does not result in a termination of this Lease by Lessor, the Base Rent shall be abated in the manner and to the extent that is fair, just and equitable to both Lessee and Lessor, taking into consideration, among other relevant factors, the number of usable rooms, the amount of square footage, or the revenues affected by such partial Taking. If Lessor and Lessee are unable to agree upon the amount of such abatement within thirty (30) days after such partial Taking, the matter shall be submitted to arbitration as provided for in Section 35.2 hereof.

Section 14.6. Temporary Taking. If the whole or any part of the Leased Property or of Lessee’s interest under this Lease is condemned by any Condemnor for its temporary use or occupancy, this Lease shall not terminate by reason thereof, and Lessee shall continue to pay, in the manner and at the times herein specified, the full amounts of Base Rent, Percentage Rent and Additional Charges realizable from Revenues generated by the Leased Property during such period, together with additional amounts of Rent, if any, to the extent of the remaining balance, if any, of the Award made to Lessee for such Condemnation allocable to the Term (after payment of Base Rent and Additional Charges), Lessee shall pay Percentage Rent at a rate equal to the average Percentage Rent during the last three preceding 12-month Fiscal Years (or if three 12-month Fiscal Years shall not have elapsed, the average during the preceding 12-month Fiscal Years). Except only to the extent that Lessee may be prevented from so doing pursuant to the terms of the order of the Condemnor, Lessee shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of the Lessee to be performed and observed, as though such Condemnation had not occurred. In the event of any Condemnation as in this Section 14.6 described, the entire amount of any Award made for such Condemnation allocable to the Term of this Lease, whether paid by way of damages, rent or otherwise, shall be paid (a) directly to Lessee if the Award is payable by the Condemnor on a monthly basis, or (b) if payable by the Condemnor less frequently than on a monthly basis, the Award shall be paid to an institutional trustee designated by Lessor or to the Holder of a Mortgage, if any, and made available to Lessee on terms reasonably satisfactory to Lessor or such Holder for application pursuant to the provisions of this Section 14.6. Lessee covenants that upon the termination of any such period of temporary use or occupancy it will, to the extent that its Award is sufficient therefor and subject to Lessor’s contribution as set forth below, restore the Leased Property as nearly as may be reasonably possible to the condition in which the same was immediately prior to such Condemnation, unless such period of temporary use or occupancy extends beyond the expiration of the Term, in which case Lessee shall not be required to make such restoration. If restoration is required hereunder, Lessor shall contribute to the cost of such restoration that portion of its entire Award that is specifically allocated to such restoration in the judgment or order of the court, if any.

Article XV - Defaults

Section 15.1. Events of Default. Any one or more of the following events shall constitute an “Event of Default” (herein so called) hereunder:

(a) if Lessee fails to make any payment of Base Rent or Percentage Rent within ten (10) days after receipt by the Lessee of Notice from Lessor that the same has become due and payable; or

(b) if Lessee fails to make any payment of Additional Charges within ten (10) days after receipt by Lessee of Notice from Lessor that the same has become due and payable; or

(c) if Lessee fails to observe or perform any other term, covenant or condition of this Lease and such failure is not curable, or if curable is not cured by Lessee within a period of thirty (30) days after receipt by the Lessee of Notice thereof from Lessor, unless such failure is curable but cannot with due diligence be cured within a period of thirty (30) days, in which case it shall not be deemed an Event of Default if (i) Lessee, within such thirty (30) day period, proceeds with due diligence to cure the failure and thereafter diligently completes the curing thereof within 120 days of Lessor’s Notice to Lessee, which 120-day period shall cease to run during any period that a cure of such failure is prevented by an Unavoidable Delay and shall resume running upon the cessation of such Unavoidable Delay, and (ii) the failure does not result in a notice or declaration of default under any material contract or agreement to which Lessor, the Company, or any Affiliate of either of them is a party or by which any of their assets are bound; or

(d) if Lessee shall (i) be generally not paying its debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) make an assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets, (v) be adjudicated insolvent, or (vi) take corporate action for the purpose of any of the foregoing; or if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by Lessee, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Lessee, or if any petition for any such relief shall be filed against Lessee and such petition shall not be dismissed within sixty (60) days; or

(e) if Lessee is liquidated or dissolved, or begins proceedings toward such liquidation or dissolution, or, in any manner, ceases to do business or permits the sale or divestiture of substantially all of its assets; or

(f) if the estate or interest of Lessee in the Leased Property or any part thereof is voluntarily or involuntarily transferred, assigned, conveyed, levied upon or attached in any Proceeding; or

(g) if, except as a result of and to the extent required by damage, destruction, Condemnation or Unavoidable Delay, Lessee ceases operations on the Leased Property; or

(h) if notice of a default or an event of default has been given by the Manager under the Management Agreement with respect to the Facility on the Leased Property as a result of any action or failure to act by the Lessee or any Person with whom the Lessee contracts at the Facility, which default or event of default is not cured within applicable cure periods and does not arise solely from Lessor’s breach of any of its obligations under this Lease which are required to maintain the Management Agreement in effect.

Notwithstanding anything to the contrary contained in Section 15.1(c), the cure periods set forth in Section 15.1(c) shall not apply to (i) any intentional failure by Lessee to observe or perform any term, covenant or condition of this Lease, or (ii) any failure by Lessee to perform any term, covenant or condition for which a different grace or cure period is expressly set forth in any other provision of this Lease, and in either of the foregoing events such failure shall, after the expiration of any other grace or cure period expressly set forth elsewhere herein, constitute an immediate Event of Default.

If litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys’ fees, and all costs and expenses incurred in connection therewith.

Section 15.2. Remedies. Upon the occurrence of an Event of Default, Lessor shall have the right, at Lessor’s option, to elect to do any one or more of the following without further notice or demand to Lessee: (a) terminate this Lease, in which event Lessee shall immediately surrender the Leased Property to Lessor, and, if Lessee fails to so surrender, Lessor shall have the right, without notice, to enter upon and take possession of the Leased Property and to expel or remove Lessee and its effects without being liable for prosecution or any claim for damages therefor; and Lessee shall, and hereby agrees to, indemnify Lessor for all loss and damage which Lessor suffers by reason of such termination, including damages in an amount equal to the total of (1) the reasonable costs of recovering the Leased Property in the event that Lessee does not promptly surrender the Leased Property, and all other reasonable expenses incurred by Lessor in connection with Lessee’s default; (2) the unpaid Rent earned as of the date of termination, plus interest at the Overdue Rate accruing after the due date until such sums are paid by Lessee to Lessor; (3) the total Rent (including Percentage Rent as determined below) which Lessor would have received under this Lease for the remainder of the Term, but discounted to the then present value at a rate of fifteen percent (15%) per annum, less the fair market rental value of the balance of the Term as of the time of such default discounted to the then present value at a rate of fifteen percent (15%) per annum; and (4) all other sums of money and damages owing by Lessee to Lessor; or (b) enter upon and take possession of the Leased Property without terminating this Lease and without being liable for prosecution or any claim for damages therefor, and, if Lessor elects, relet the Leased Property on such terms as Lessor deems advisable, in which event Lessee shall pay to Lessor on demand the reasonable costs of repossessing and reletting the Leased Property and any deficiency between the Rent payable hereunder (including Percentage Rent as determined below) and the rent paid under such reletting; provided, however, that Lessee shall not be entitled to any excess payments received by Lessor from such reletting and Lessor’s failure to relet the Leased Property shall not release or affect Lessee’s liability for Rent or for damages; or (c) enter the Leased Property without terminating this Lease and without being liable for prosecution or any claim for damages therefor and maintain the Leased Property and repair or replace any damage thereto or do anything for which Lessee is responsible hereunder. Lessee shall reimburse Lessor immediately upon demand for any expense which Lessor incurs in thus effecting Lessee’s compliance under this Lease, and Lessor shall not be liable to Lessee for any damages with respect thereto. Notwithstanding anything herein to the contrary, Lessee shall not be liable to Lessor for consequential, punitive or exemplary damages.

The rights granted to Lessor in this Section 15.2 shall be cumulative of every other right or remedy provided in this Lease or which Lessor may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Lessor by reason of any Event of Default under this Lease.

Percentage Rent for the purposes of this Section 15.2 shall be a sum equal to (i) the average of the annual amounts of the Percentage Rent for the three 12-month Fiscal Years immediately preceding the Fiscal Year in which the termination, re-entry or repossession takes place, or (ii) if three 12-month Fiscal Years shall not have elapsed, the average of the Percentage Rent during the preceding 12-month Fiscal Years during which the Lease was in effect, or (iii) if one Fiscal Year has not elapsed, the amount derived by annualizing the Percentage Rent from the effective date of this Lease.

Section 15.3. Waiver. Each party waives, to the extent permitted by applicable law, any right to a trial by jury in any proceedings brought by either party to enforce the provisions of this Lease, including proceedings to enforce the remedies set forth in this Article XV, and Lessee waives the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

Section 15.4. Application of Funds. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee’s obligations in the order that Lessor may determine or as may be prescribed by the laws of the State.

Article XVI - Lessor’s Right To Cure

Section 16.1. Lessor’s Right to Cure Lessee’s Default. If Lessee fails to make any payment or to perform any act required to be made or performed under this Lease including Lessee’s failure to comply with the terms of any Management Agreement and fails to cure the same within the relevant time periods, if any, provided in Section 15.1 or elsewhere in this Lease, Lessor, without waiving or releasing any obligation of Lessee, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter upon Notice to Lessee make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and, subject to Section 15.2, take all such action thereon as, in Lessor’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all costs and expenses (including reasonable attorneys’ fees and expenses, in each case to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor until such sums or expenses are paid by Lessee to Lessor, shall constitute Additional Charges and shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

Article XVII - Limitations

Section 17.1. Personal Property Limitation. Anything contained in this Lease to the contrary notwithstanding, the rent attributable to the personal property leased under, or in connection with, this Lease for each calendar year shall not exceed fifteen percent (15%) of the total rent for the taxable year attributable to both the real and personal property leased under or in connection with this Lease, as determined under Code Section 856(d)(1) and the Treasury Regulations thereunder (the “Personal Property Limitation”). Lessor and Lessee shall at all times cooperate in good faith and use their best efforts to permit Lessor to comply with the Personal Property Limitation, which compliance may include, by way of example only and not by way of limitation or obligation, the purchase by Lessee at fair market value of personal property in excess of the Personal Property Limitation. All such compliance shall be effected in a manner which has no material net economic detriment to Lessee and will not jeopardize the Company’s status as a REIT. This Section 17.1 is intended to ensure that the Rent qualifies as “rents from real property,” within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto, and shall be interpreted in a manner consistent with such intent.

Section 17.2. Sublease Rent Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublet the Leased Property or enter into any licenses or concessions or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee, licensee or concessionaire, or any other Person, or (b) any other formula such that any portion of the Rent would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

Section 17.3. Sublease Lessee Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublease the Leased Property to, or enter into any license, concession or similar arrangement with, any Person in which the Company owns, directly or indirectly, a 10% or more interest, within the meaning of Section 856(d)(2)(B) of the Code.

Section 17.4. Compliance with Exception to Related-Party Tenant Rules. Lessee shall at all times qualify as a taxable REIT subsidiary, within the meaning of Code Section 856(l) with respect to the Company.

Article XVIII - Holding Over

Section 18.1. Holding Over. If Lessee for any reason remains in possession of the Leased Property after the expiration or earlier termination of the Term, such possession shall be as a tenant at sufferance during which time Lessee shall pay as rental each month two times the aggregate of (a) one-twelfth of the aggregate Base Rent and Percentage Rent payable with respect to the last Lease Year of the Term, (b) all Additional Charges accruing during the applicable month and (c) all other sums, if any, payable by Lessee under this Lease with respect to the Leased Property. During such period, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to tenancies at sufferance, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

Article XIX - Indemnities

Section 19.1. Indemnification.

(a) LESSEE WILL PROTECT, INDEMNIFY, HOLD HARMLESS AND DEFEND LESSOR INDEMNIFIED PARTIES FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, CLAIMS, DAMAGES, PENALTIES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES), TO THE EXTENT PERMITTED BY LAW, INCLUDING THOSE RESULTING FROM A LESSOR INDEMNIFIED PARTY’S OWN NEGLIGENCE but excluding those resulting from a Lessor Indemnified Party’s gross negligence or willful misconduct, imposed upon or incurred by or asserted against Lessor Indemnified Parties by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks, during the Term or while the Leased Property is in the possession or control of Lessee including any claims under liquor liability, “dram shop” or similar laws, (b) any past, present or future use, misuse, non-use, condition, management, operation, maintenance or repair by Lessee or any of its agents, employees, contractors or invitees of the Leased Property or Lessee’s Personal Property, or any litigation, proceeding or claim by governmental entities or other third parties to which a Lessor Indemnified Party is made a party or participant related to such use, misuse, non-use, condition, management, operation, maintenance, or repair thereof by Lessee or any of its agents, employees, contractors or invitees, including any failure of Lessee or any of its agents, employees, contractors or invitees to perform any obligations under this Lease or imposed by applicable law (other than arising out of Condemnation proceedings), (c) any Impositions that are the obligations of Lessee pursuant to the applicable provisions of this Lease, (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease, and (e) the nonperformance by Lessee or any of its agents, employees or contractors of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by the landlord thereunder.

(b) Lessor shall indemnify, save harmless and defend Lessee Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses imposed upon or incurred by or asserted against Lessee Indemnified Parties as a result of (a) the gross negligence or willful misconduct of Lessor arising in connection with this Lease or (b) any failure on the part of Lessor to perform or comply with any of the terms of this Lease.

(c) Any amounts that become payable by an Indemnifying Party under this Section shall be paid within ten (10) days after liability therefor on the part of the Indemnifying Party is determined by litigation or otherwise, and if not timely paid, shall bear a late charge (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Any such amounts shall be reduced by insurance proceeds received and any other recovery (net of costs) obtained by the Indemnified Party. An Indemnifying Party, upon request, shall at its sole expense resist and defend any Proceeding, claim or action, or cause the same to be resisted and defended by counsel designated by the Indemnified Party and approved by the Indemnifying Party, which approval shall not be unreasonably withheld; provided, however, that such approval shall not be required in the case of defense by counsel designated by any insurance company undertaking such defense pursuant to any applicable policy of insurance. Each Indemnified Party shall have the right to employ separate counsel in any such Proceeding, claim or action and to participate in the defense thereof, but the fees and expenses of such counsel will be at the sole expense of such Indemnified Party unless a conflict of interest prevents representation of such Indemnified Party by the counsel selected by the Indemnified Party and such separate counsel has been approved by the Indemnifying Party, which approval shall not be unreasonably withheld. The Indemnifying Party shall not be liable for any settlement of any such Proceeding, claim or action made without its consent, which consent shall not be unreasonably withheld, but if settled with the consent of the Indemnifying Party, or if settled without its consent (if its consent shall be unreasonably withheld), or if there be a final, non-appealable judgment for an adversary party in any such Proceeding, claim or action, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any liabilities incurred by such Indemnified Party by reason of such settlement or judgment. Nothing herein shall be construed as indemnifying a Lessor Indemnified Party against its own grossly negligent acts or omissions or willful misconduct.

(d) Lessee’s and Lessor’s obligations under the provisions of this Article shall survive any termination of this Lease.

Article XX - Subletting And Assignment

Section 20.1. Subletting and Assignment. Subject to the provisions of Article XVII and Sections 20.2 and 20.3 and any other express consents, conditions, limitations or other provisions set forth herein, Lessee shall not assign this Lease or hereafter sublease all or any part of the Leased Property without first obtaining the written consent of Lessor. In the case of a permitted subletting, the sublessee shall comply with the provisions of Sections 17.2, 17.3, 17.4, 20.2 and 20.3, and in the case of a permitted assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be, and become, jointly and severally liable with Lessee for the performance thereof. In case of either an assignment or subletting made during the Term, Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder. An original counterpart of each such sublease and assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in form and substance satisfactory to Lessor, shall be delivered promptly to Lessor.

Section 20.2. Attornment. Lessee shall insert in each future sublease permitted under Section 20.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Lessor’s option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease, and (c) if the sublessee receives a written Notice from Lessor or Lessor’s assignees, if any, stating that an uncured Event of Default exists under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct. All rentals received from the sublessee by Lessor or Lessor’s assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease.

Section 20.3. Management Agreement. Lessee shall not enter into any management or agency agreement relating to the management or operation of the Facility or any modifications to such management or agency agreement without Lessor’s prior written approval of the terms and conditions thereof and of the identity of any manager of the Facility. Lessor hereby approves the Management Agreement. To the extent any of the provisions of the Management Agreement impose a greater obligation on Lessee than the corresponding provisions of this Lease, then Lessee shall be obligated to comply with, and to take all reasonable actions necessary to prevent breaches or defaults under, the provisions of the Management Agreement. It is the intent of the parties hereto that Lessee shall comply in every respect with the provisions of the Management Agreement so as to avoid any default thereunder during the term of this Agreement. Lessee shall not terminate or enter into any modification of the Management Agreement without in each instance first obtaining Lessor’s written consent. Lessor and Lessee agree to cooperate fully with each other in the event it becomes necessary to obtain a management extension or modification or a new franchise for the Leased Property, and in any transfer of the Management

Agreement to Lessor or any Affiliate thereof or any other successor to Lessee upon the termination of this Lease. Any management or agency agreement other than the Management Agreement shall provide, among other things, that (i) upon termination of this Lease or termination of Lessee’s right to possession of the Leased Property for any reason whatsoever, the Management Agreement may be terminated by Lessor without liability for any payment due or to become due to the Manager, and (ii) all fees and other amounts payable by Lessee to the Manager shall be fully subordinate to Rent and other amounts payable by Lessee to Lessor hereunder. Lessee shall not enter into any franchise or license agreement without the prior written consent of Lessor and shall, upon Lessor’s written request, cooperate fully with Lessor in entering into and establishing a franchise or license agreement relating to the Leased Property.

Article XXI - Estoppel Certificates

Section 21.1. Officer’s Certificates; Financial Statements; Lessor’s Estoppel Certificates and Covenants.

(a) At any time and from time to time upon not less than ten (10) days Notice by Lessor, Lessee will furnish to Lessor an Officer’s Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, whether to the knowledge of Lessee there is any existing default or Event of Default hereunder by Lessor or Lessee, and such other information as may be reasonably requested by Lessor. Any such certificate furnished pursuant to this Section may be relied upon by Lessor, any lender, any underwriter and any prospective purchaser of the Leased Property.

(b) Lessee will furnish to Lessor with reasonable promptness, such other information respecting the financial condition, operations and affairs of the Leased Property (A) as Lessor or the Company may be required or may deem desirable in its reasonable discretion to submit to any other Person, all in the form, and either audited or unaudited, as Lessor may request in Lessor’s reasonable discretion, (B) as may be reasonably necessary to confirm compliance by Lessee and its Affiliates with the requirements of this Lease, and (C) as may be required or requested by any existing, potential or future Holder;

(c) At any time and from time to time upon not less than ten (10) days notice by Lessee, Lessor will furnish to Lessee or to any person designated by Lessee an estoppel certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which Rent has been paid, whether to the knowledge of Lessor there is any existing default or Event of Default on Lessee’s or Lessor’s part hereunder, and such other information as may be reasonably requested by Lessee. Any such certificate furnished pursuant to this Section may be relied upon by Lessee, any lender, any underwriter and any purchaser of the assets of Lessee.

(d) Lessee covenants to cause its officers and employees, its auditors and Manager (to the maximum extent permitted under the Management Agreement) to cooperate fully and promptly with Lessor and the Company and with the auditors for Lessor and the Company in connection with the timely preparation and filing of Lessor’s and the Company’s filings, reports and returns under applicable federal, state and other governmental securities, blue sky and tax laws and regulations.

(e) Lessee shall from time to time, upon not less than ten (10) days notice from Lessor, provide all information in Lessee’s control that is required for Lessor to comply with the requirements of Lessor’s Mortgage Documents.

Article XXII - Meeting and Inspections

Section 22.1. Regular Meetings; Lessor’s Right to Inspect.

(a) Lessee agrees that if requested by Lessor (if and to the extent agreed by Manager), the general manager, the controller, the director of marketing, the asset manager and, if specifically requested by Lessor, the chief engineer for the Facility will meet at the Facility with Lessor and its representatives on a monthly basis throughout each Lease Year in order to discuss all aspects of the management, maintenance and operation of the Facility.

(b) Lessee shall permit Lessor and its representatives as frequently as reasonably requested by Lessor to inspect the Leased Property and Lessee’s accounts and records pertaining thereto and make copies thereof, during usual business hours upon reasonable advance notice, subject only to any business confidentiality requirements reasonably requested by Lessee. In conducting such inspections Lessor shall not unreasonably interfere with the conduct of Lessee’s business at the Leased Property.

Article XXIII - No Waiver

Section 23.1. No Waiver. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

Article XXIV - Cumulative Remedies

Section 24.1. Remedies Cumulative. To the extent permitted by law but subject to Article XXXIV and any other provisions of this Lease expressly limiting the rights, powers and remedies of either Lessor or Lessee, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

Article XXV - Surrender

Section 25.1. Acceptance of Surrender. No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

Article XXVI - No Merger

Section 26.1. No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person or entity may acquire, own or hold, directly or indirectly: (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

Article XXVII - Conveyance By Lessor

Section 27.1. Conveyance by Lessor. Lessor shall have the unrestricted right to mortgage or otherwise convey the Leased Property to a Holder. If Lessor conveys the Leased Property in accordance with the terms hereof other than to a Holder, and the grantee or transferee of the Leased Property expressly assumes all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, Lessor shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner. If Lessee is not reasonably satisfied that the new owner is a capable, reliable and qualified Person of good reputation and character, Lessee may terminate this Lease upon sixty (60) days’ Notice to Lessor given within thirty (30) days after Lessee receives Notice of such conveyance.

Section 27.2. Lessor May Grant Liens.

(a) Without the consent of Lessee, Lessor may from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement upon the Leased Property, or any portion thereof or interest therein, or upon Lessor’s interest in this Lease, whether to secure any borrowing or other means of financing or refinancing. This Lease and Lessee’s interest hereunder shall at all times be subject and subordinate to the lien and security title of any deeds to secure debt, deeds of trust, mortgages, or other interests heretofore or hereafter granted by Lessor or which otherwise encumber or affect the Leased Property and to any and all advances to be made thereunder and to all renewals, modifications, consolidations, replacements, substitutions, and extensions thereof (all of which are herein called the “Mortgage”), provided that the Mortgage and all security agreements delivered by Lessor in connection therewith shall be subject to Lessee’s rights under this Lease to receive all Revenues of the Facility prior to the earlier of the occurrence of an Event of Default or the date that this Lease is terminated by the Holder of the Mortgage in the exercise of its remedies thereunder. In confirmation of such subordination, however, Lessee shall, at Lessor’s request, promptly execute, acknowledge and deliver any instruments which may be required to evidence subordination to any Mortgage and to the Holder thereof and the assignment of this Lease and Lessor’s rights and interests thereunder to such Holder. In the event of Lessee’s failure to deliver such instruments and if the Mortgage and such instruments do not change materially and adversely any term of this Lease, Lessor may, in addition to any other remedies for breach of covenant hereunder, execute, acknowledge, and deliver the instrument as the agent or attorney-in-fact of Lessee, and Lessee hereby irrevocably constitutes Lessor its attorney-in-fact for such purpose, Lessee acknowledging that the appointment is coupled with an interest and is irrevocable.

(b) Lessee shall, upon the request of Lessor or any existing, potential or future Holder, (i) provide Lessor or such Holder with copies of all licenses, permits, occupancy agreements, operating agreements, leases, contracts, inspection reports, studies, appraisals, assessments, default or other notices and similar materials reasonably requested in connection with any existing or proposed financing of the Leased Property, and (ii) execute and/or cause the Manager to execute, as applicable, such estoppel agreements and collateral assignments with respect to the Facility’s liquor license, the Management Agreement and any of the other aforementioned agreements as Holder may reasonably request in connection with any such financing, provided that no such estoppel agreement or collateral assignment shall in any way affect the Term or affect adversely in any material respect any rights of Lessee under this Lease.

(c) No act or failure to act on the part of Lessor which would entitle Lessee under the terms of this Lease, or by law, to be relieved of any of Lessee’s obligations hereunder (including its obligation to pay Rent) or to terminate this Lease, shall result in a release or termination of such obligations of Lessee or a termination of this Lease unless: (i) Lessee shall have first given written notice of Lessor’s act or failure to act to any Holder of whom Lessee has been given written notice of such Holder’s status as a Holder, specifying the act or failure to act on the part of Lessor which would give basis to Lessee’s rights; and (ii) the Holder, after receipt of such notice, shall have failed or refused to correct or cure the condition complained of within a reasonable time thereafter (in no event less than sixty (60) days), which shall include a reasonable time for such Holder to obtain possession of the Leased Property, if possession is reasonably necessary for the Holder to correct or cure the condition, or to foreclose such Mortgage, and if the Holder notifies the Lessee of its intention to take possession of the Leased Property or to foreclosure such Mortgage, and correct or cure such condition. If such Holder is prohibited by any process or injunction issued by any court or by reason of any action by any court having jurisdiction or any bankruptcy, debtor rehabilitation or insolvency proceedings involving Lessor from commencing or prosecuting foreclosure or other appropriate proceedings in the nature thereof, provided, however, that this Lease shall continue to be in full force and effect, the times for commencing or prosecuting such foreclosure or other proceedings shall be extended for the period of such prohibition.

(d) Lessee shall deliver by notice delivered in the manner provided in Article XXIX to any Holder who gives Lessee written notice of its status as a Holder, at such Holder’s address stated in the Holder’s written notice or at such other address as the Holder may designate by later written notice to Lessee, a duplicate copy of any and all notices regarding any default which Lessee may from time to time give or serve upon Lessor pursuant to the provisions of this Lease. Copies of such notices given by Lessee to Lessor shall be delivered to such Holder simultaneously with delivery to Lessor. No such notice by Lessee to Lessor hereunder shall be deemed to have been given unless and until a copy thereof has been mailed to such Holder as provided above.

(e) At any time, and from time to time, upon not less than ten (10) days’ notice by a Holder to Lessee, Lessee shall deliver to such Holder an estoppel certificate certifying as to the information required in Section 21.1(c), and such other information as may be reasonably requested by such Holder. Any such certificate may be relied upon by such Holder.

(f) Lessee shall cooperate in all reasonable respects, and as generally described in Section 36.2 of this Lease, with any transfer of the Leased Property to a Holder that succeeds to the interest of Lessor in the Leased Property (including in connection with the transfer of any management, franchise, license, lease, permit, contract, agreement, or similar item to such Holder or such Holder’s designee necessary or appropriate to operate the Leased Property). Lessor and Lessee shall cooperate in (i) including in this Lease by suitable amendment from time to time any provision which may be requested by any proposed Holder, or may otherwise be reasonably necessary, to implement the provisions of this Article and (ii) entering into any further agreement with or at the request of any Holder which may be reasonably requested or required by such Holder in furtherance or confirmation of the provisions of this Article; provided, however, that any such amendment or agreement shall not in any way affect the Term nor affect adversely in any material respect any rights of Lessor or Lessee under this Lease.

(g) [Lessee acknowledges that it has received a copy of the Current Loan Documents, including the Current Mortgage. Lessee shall not take any action which would result in a default by the Lessor under the Current Loan Documents. In addition, Lessee agrees to the following: (i) with respect to the insurance it is required to maintain hereunder, such insurance shall in any event comply with the requirements of the Current Loan Documents, (ii) Lessee shall maintain or cause the Manager to maintain its books and records with respect to the operations of the Leased Property in accordance with the requirements of the Current Loan Documents and shall furnish Lessor and the Holder of the Current Loan with such information and reports with respect to the operations of the Leased Property in such time and in such form so as to allow Lessor to comply with the financial reporting requirements set forth in the Current Loan Documents, and (ii) Lessee shall cooperate with the Holder of the Current Mortgage in the event of a default by Lessor of its obligations under the Current Loan Documents in accordance with any applicable requirements of the Current Mortgage.]

Article XXVIII - Quiet Enjoyment

Section 28.1. Quiet Enjoyment. So long as Lessee pays all Rent as the same becomes due and complies with all of the terms of this Lease and performs its obligations hereunder, in each case within the applicable grace and/or cure periods, if any, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor and not claiming by, through or under Lessee, but subject to all liens and encumbrances subject to which the Leased Property was conveyed to Lessor or hereafter consented to by Lessee or provided for herein. Lessee shall have the right by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Section.

Article XXIX - Notices

Section 29.1. Notices. All notices, demands, requests, consents approvals and other communications (“Notice” or “Notices”) hereunder shall be in writing and personally served or mailed (by express mail, courier, or registered or certified mail, return receipt requested and postage prepaid), (i) if to Lessor at 10400 Fernwood Road, Suite 300, Bethesda, MD 20817 and (ii) if to Lessee at 10400 Fernwood Road, Suite 300, Bethesda, MD 20817, or to such other address or addresses as either party may hereafter designate. Personally delivered Notice shall be effective upon receipt, and Notice given by mail shall be complete at the time of deposit in the U.S. Mail system, but any prescribed period of Notice and any right or duty to do any act or make any response within any prescribed period or on a date certain after the service of such Notice given by mail shall be extended five days.

Article XXX - Appraisals

Section 30.1. Appraisers. If it becomes necessary to determine the fair market value or fair market rental of the Leased Property for any purpose of this Lease, then, except as otherwise expressly provided in this Lease, the party required or permitted to give Notice of such required determination shall include in the Notice the name of a person selected to act as appraiser on its behalf. Within ten (10) days after Notice, Lessor (or Lessee, as the case may be) shall by Notice to Lessee (or Lessor, as the case may be) appoint a second person as appraiser on its behalf. The appraisers thus appointed, each of whom must be a member of the American Institute of Real Estate Appraisers (or any successor organization thereto) with at least five years experience in the State appraising property similar to the Leased Property, shall, within ten (10) days after the date of the Notice appointing the second appraiser, proceed to appraise the Leased Property to determine the fair market value or fair market rental thereof as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if only one appraiser shall have been so appointed, then the determination of such appraiser shall be final and binding upon the parties. If two appraisers are appointed and if the difference between the amounts so determined does not exceed 5% of the lesser of such amounts, then the fair market value or fair market rental shall be an amount equal to 50% of the sum of the amounts so determined. If the difference between the amounts so determined exceeds 5% of the lesser of such amounts, then such two appraisers shall have ten (10) days to appoint a third appraiser. If no such appraiser shall have been appointed within such ten (10) days or within sixty (60) days of the original request for a determination of fair market value or fair market rental, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers or by such court shall be instructed to determine the fair market value or fair market rental within thirty (30) days after appointment of such appraiser. The determination of the appraiser which differs most in the terms of dollar amount from the determinations of the other two appraisers shall be excluded, and 50% of the sum of the remaining two determinations shall be final and binding upon Lessor and Lessee as the fair market value or fair market rental of the Leased Property, as the case may be. This provision for determining by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.

Article XXXI - Lessor’s Option to Terminate

Section 31.1. Lessor’s Option to Terminate Lease.

(a) In the event (i) Lessor consummates a bona fide contract to sell the Leased Property to a non-Affiliate, (ii) of a Tax Law Change resulting in Lessor’s determination to terminate this Lease, or (iii) of a Tax Structure Change, then in any of such events Lessor may terminate this Lease by (1) giving not less than thirty (30) days prior Notice to Lessee of Lessor’s election to terminate this Lease upon the closing under such contract, or (2) upon a date specified by Lessor which is on or after the effective date of the Tax Law Change or an election of Lessor to terminate this Lease under (iii) above, whichever is applicable. Effective upon such date, this Lease shall terminate and be of no further force and effect except as to any obligations of the parties existing as of such date that survive termination of this Lease and all Rent including Percentage Rent and Additional Charges shall be adjusted as of the termination date.

(b) As compensation for the early termination of its leasehold estate under this Article XXXI because of a Tax Law Change, Lessor shall within ninety (90) days of such termination, pay to Lessee the lesser of (i) [One Hundred Thousand Dollars ($100,000.00], or (ii) fair market value of Lessee’s leasehold estate hereunder for the twelve (12) month period commencing on the date of such termination (or, if shorter, the remaining term of the Lease).

(c) As compensation for the early termination of its leasehold estate under this Article XXXI because of a Tax Structure Change, Lessor shall within ninety (90) days after the termination of this Lease pay to Lessee the lesser of (i) [One Hundred Thousand Dollars ($100,000.00)], or (ii) fair market value of Lessee’s leasehold estate hereunder for the twelve (12) month period commencing on the date of such termination (or, if shorter, the remaining term of the Lease).

(d) For the purposes of this Section, fair market value of the leasehold estate means, as applicable, an amount equal to the price that a willing buyer not compelled to buy would pay a willing seller not compelled to sell for Lessee’s leasehold estate under this Lease or an offered replacement leasehold estate assuming that the remaining term of the Lease is the lesser of (i) the actual remaining term or (ii) twelve (12) months. In computing fair market value of a leasehold estate and a new Management Agreement, the appraiser shall discount all future income, expenses and fees to the then present value at a rate of fifteen percent (15%) per annum.

Article XXXII - Lessor’s Rights

Section 32.1. Lessor’s Rights. Notwithstanding anything to the contrary contained herein or in the Management Agreement, any event or other circumstance requiring Lessee’s consent under the Management Agreement shall not be granted or withheld by Lessee unless and until Lessee shall have consulted with Lessor in connection with such consent or disapproval.

Article XXXIII - Capital Expenditures

Section 33.1. Capital Expenditures.

(a) Commencing upon the Commencement Date, Lessor shall maintain the Capital Expenditures Reserve (to the extent such reserve is not maintained by Manager pursuant to the Management Agreement). Upon written request by Lessee to Lessor stating the specific use to be made and subject to the reasonable approval thereof by Lessor, such funds shall be made available by Lessor to Lessee for Capital Expenditures if and to the extent specifically approved by Lessor (or permitted to be made under the Management Agreement without Lessee consent); provided, however, that no Capital Expenditures shall be used to purchase property (other than “real property” within the meaning of Treasury Regulations Section 1.856-3(d)), to the extent that doing so would cause Lessor to recognize income other than “rents from real property” as defined in Section 856(d) of the Code. Lessor’s obligation shall be cumulative, but not compounded, and any amounts that have accrued hereunder shall be payable in future periods for such uses and in accordance with the procedures set forth herein. Lessee shall have no interest in the Capital Expenditure Reserve. All Capital Improvements shall be owned by Lessor subject to the provisions of this Lease. Lessee shall promptly notify Lessor of any Capital Expenditures made in accordance with the Management Agreement.

(b) Lessor’s obligation to make Capital Expenditures in respect to Capital Improvements shall be limited to amounts available in the Capital Expenditures Reserve and such additional amounts as Lessor may agree to make available in its sole discretion; provided, however, that if additional Capital Expenditures are required to meet Emergency Situations, Lessee shall have the right to make such Capital Improvements and shall be reimbursed by Lessor.

(c) Lessor shall, subject to Manager’s applicable rights, if any, under the Management Agreement, have sole authority with respect to the implementation of all Capital Improvements. Such authority shall extend both to the plans and specifications (including matters of design and decor) and to the contracting and purchasing of all labor, services and materials.

Article XXXIV - Lessor’s Default

Section 34.1. Lessor’s Default.

(a) It shall be a breach of this Lease if Lessor fails to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure continues for a period of thirty (30) days after Notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed a breach if Lessor proceeds within such thirty (30) day period, with due diligence, to cure the failure and thereafter diligently completes the curing thereof. The time within which Lessor shall be obligated to cure any such failure also shall be subject to extension of time due to the occurrence of any Unavoidable Delay. If Lessor does not cure any such failure within the applicable time period as aforesaid, Lessee may declare the existence of a “Lessor Default” by a second Notice to Lessor.

(b) Notwithstanding anything to the contrary contained in this Lease, for the enforcement of any judgment (or other judicial decree) requiring the payment of money by Lessor to Lessee by reason of any default by Lessor under this Lease or otherwise, Lessee shall look solely to the estate and property of Lessor in the Leased Property and any insurance proceeds under any policies of insurance maintained by Lessor in accordance with this Lease which are paid on account of the same circumstances as led to Lessee’s judgment, it being intended that no other assets of Lessor or any of Lessor’s Affiliates shall be subject to levy, execution, attachment or any other legal process for the enforcement or satisfaction of any judgment (or other judicial decree) obtained by Lessee against Lessor, except in the following cases: (i) any liability of Lessor for its own gross negligence, willful misconduct or Environmental Liabilities caused by affirmative actions of Lessor, (ii) any liability of Lessor for repayment to Lessee upon the termination of this Lease of any excess payments of Percentage Rent or Additional Charges for the last Lease Year or part thereof, and (iii) in the case of a final award of damages against Lessor payable to Lessee, Lessee may offset the amount of such judgment or award against the Percentage Rent next coming due under this Lease.

Article XXXV - Arbitration

Section 35.1. Arbitration. Except as set forth in Section 35.2, in each case specified in this Lease in which it shall become necessary to resort to arbitration, such arbitration shall be determined as provided in this Section 35.1. The party desiring such arbitration shall give Notice to that effect to the other party, and an arbitrator shall be selected by mutual agreement of the parties, or if they cannot agree within thirty (30) days of such notice, by appointment made by the American Arbitration Association (“AAA”) from among the members of its panels who are qualified and who have experience in resolving matters of a nature similar to the matter to be resolved by arbitration.

Section 35.2. Alternative Arbitration. In each case specified in this Lease for a matter to be submitted to arbitration pursuant to the provisions of this Section 35.2, Lessor shall be entitled to designate any nationally recognized accounting firm with a hospitality division of which Lessor or an Affiliate of Lessor is not a significant client to serve as arbitrator of such dispute within fifteen (15) days after written demand for arbitration is received or sent by Lessor. In the event Lessor fails to make such designation within such fifteen (15) day period, Lessee shall be entitled to designate any nationally recognized accounting firm with a hospitality division of which Lessee or an Affiliate of Lessee is not a significant client to serve as arbitrator of such dispute within fifteen (15) days after Lessor fails to timely make such designation. In the event no nationally recognized accounting firm satisfying such qualifications is available and willing to serve as arbitrator, the arbitration shall instead be administered as set forth in Section 35.1.

Section 35.3. Arbitration Procedures. In any arbitration commenced pursuant to Sections 35.1 or 35.2, a single arbitrator shall be designated and shall resolve the dispute. The arbitrator’s decision shall be binding on all parties and shall not be subject to further review or appeal except as otherwise allowed by applicable law. Upon the failure of either party (the “non-complying party”) to comply with his decision, the arbitrator shall be empowered, at the request of the other party, to order such compliance by the non-complying party and to supervise or arrange for the supervision of the non-complying party’s obligation to comply with the arbitrator’s decision, all at the expense of the non-complying party. To the maximum extent practicable, the arbitrator and the parties, and the AAA if applicable, shall take any action necessary to insure that the arbitration shall be concluded within ninety (90) days of the filing of such dispute. The fees and expenses of the arbitrator shall be shared equally by Lessor and Lessee except as otherwise specified above in this Section 35.3. Unless otherwise agreed in writing by the parties or required by the arbitrator or AAA, if applicable, arbitration proceedings hereunder shall be conducted in the State. Notwithstanding formal rules of evidence, each party may submit such evidence as each party deems appropriate to support its position and the arbitrator shall have access to and right to examine all books and records of Lessee and Lessor regarding the Facility during the arbitration.

Article XXXVI - Miscellaneous

Section 36.1. Miscellaneous. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of termination of this Lease shall survive such termination. If any term or provision of this Lease or any application thereof is invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. If any late charges or any interest rate provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at and limited to the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by a written instrument in recordable form signed by Lessor and Lessee. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the State, but not including its conflicts of laws rules. If any payment required to be made pursuant to this Lease shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

Section 36.2. Transition Procedures. Lessee shall and shall cause Manager to cooperate in good faith to provide access and information to any prospective purchaser or lessee of the Leased Property which may acquire the Leased Property or lease it upon the expiration or termination of the Term. Upon any expiration or termination of the Term, Lessor and Lessee shall do the following and, in general, shall cooperate in good faith to effect an orderly transition of the lease of the Facility. The provisions of this Section 36.2 shall survive the expiration or termination of this Lease until they have been fully performed. Nothing contained herein shall limit Lessor’s rights and remedies under this Lease if such termination occurs as the result of an Event of Default.

(a) Transfer of Licenses. Upon the expiration or earlier termination of the Term, Lessee shall use its best efforts (i) to transfer to Lessor or Lessor’s designee all licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities, in each instance to the extent held in the name of Lessee, that may be necessary for the operation of the Facility (collectively, “Licenses”), or (ii) if such transfer is prohibited by law or Lessor otherwise elects, to cooperate with Lessor or Lessor’s designee in connection with the processing by Lessor or Lessor’s designee of any applications for all Licenses, including Lessee or Manager continuing to operate the liquor operations under its licenses with Lessor or its designee agreeing to indemnify and hold Lessee harmless as a result thereof except for the gross negligence or willful misconduct of Lessee; provided, in either case, that the costs and expenses of any such transfer or the processing of any such application shall be paid by Lessor or Lessor’s designee.

(b) Leases and Concessions. Lessee shall assign to Lessor or Lessor’s designee simultaneously with the termination of this Agreement, and the assignee shall assume all leases, contracts, concession agreements and agreements (including the Management Agreement) in effect with respect to the Facility then in Lessee’s name, unless Lessor rejects one or more of such leases, contracts, concession agreements or other agreements (other than the Management Agreement) in writing within thirty (30) days following the date of termination of this Agreement in which event the agreement or agreements so rejected shall be deemed reassigned and shall remain the property and responsibility of Lessee.

(c) Books and Records. To the extent that Lessor has not already received copies thereof, a copy of all books and records (including computer records) for the Facility kept by Lessee pursuant to Section 3.6 shall be promptly delivered to Lessor or Lessor’s designee.

(d) Receivables and Payables, etc. Lessor shall be entitled to retain all cash, bank accounts and house banks on the termination date. Lessee shall be entitled to collect all Revenues and accounts receivable accrued through the termination date. Lessee shall be responsible for the payment of Rent, all operating expenses of the Facility and all other obligations of Lessee accrued under this Lease as of the termination date, and Lessor shall be responsible for all operating expenses of the Facility accruing after the termination date. Lessee shall surrender the Leased Property with an amount and quality of Nonconsumable Inventory equal to the Initial Nonconsumable Inventory, and Lessor shall have no obligation to purchase such Nonconsumable Inventory or any other items of Lessee’s Personal Property.

Section 36.3. Waiver of Presentment, etc. Lessee waives all presentments, demands for payment and for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance and waives all notices of the existence, creation, or incurring of new or additional obligations, except as expressly granted herein.

Section 36.4. Action for Damages. In any suit or other claim brought by either party seeking damages against the other party for breach of its obligations under this Lease, the party against whom such claim is made shall be liable to the other party only for actual damages and not for consequential, punitive or exemplary damages.

Section 36.5. No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto (and for purposes of Section 7.3(d) and Article XIX hereof only, the Indemnified Parties) and is not intended (nor shall it be deemed) to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto (and for the purposes described above only, the Indemnified Parties).

Article XXXVII - Option to Extend

Section 37.1. Option to Extend. Provided that this Lease is then in full force and effect and provided that there exists no Event of Default hereunder at the time of exercise of this option and at the time of the commencement of any Extended Term, Lessee shall have the option to extend the original Term for two (2) additional periods of three (3) years (each an “Extended Term”). Lessee may exercise this option by giving written notice (“Extension Notice”) to Lessor at least one year prior to the then current Term. Time shall be of the essence in this Article XXXVII. Each Extended Term shall be on the same terms and conditions as this Lease, except that Base Rent shall be adjusted as follows:

Section 37.2. Determination of Base Rent for the Extension Term The Base Rent for each Extended Term shall equal the greater of the following:

(a) the amount of the Base Rent for the immediately preceding Lease Year, or

(b) the Market Rent.

Section 37.3. Market Rent. The term “Market Rent” shall mean the estimated fair market rental value of the Leased Property for the Extended Term, based on the length of the Extension Term, and the value of comparable hotel space in the city where the Leased Property is located, after adjustment for the then current operating expenses, Percentage Rent and other amounts payable by Lessee and taking into account the other provisions of this Lease. Market Rent shall be calculated on the then “as is” condition of the Leased Property. The Market Rent shall be determined as follows:

(a) Lessor shall reasonably determine Market Rent and shall set forth its determination in a notice given to Lessee within sixty days after Lessee gives the Extension Notice.

(b) If Lessee accepts Lessor’s determination, Lessee shall accept Lessor’s determination within ten days by written notice to Lessor. If Lessee in good faith disagrees with Lessor’s determination, Lessee shall within ten days after the receipt of Lessor’s notice give Lessor written notice of disagreement detailing Lessee’s basis for disagreement. If Lessee fails to give Lessor a notice during the ten-day period, it shall be deemed that Lessee irrevocably accepted the Lessor’s determination.

(c) In the event that Lessee gives such notice of disagreement, and Lessor and Lessee do not resolve by negotiation the Market Rent within thirty days after Lessee gives said notice of disagreement, the Market Rent shall be determined by appraisal as provided below.

(d) If Market Rent is to be determined by appraisal, then within ten days after the expiration of the thirty-day negotiation period referred to in subsection (c) above, Lessor and Lessee shall each appoint as an appraiser a real estate broker experienced in leasing space similar to the Leased Property in comparable locations or a similarly qualified real estate appraiser, and give notice of such appointment to the other party. If either Lessor or Lessee shall not so appoint such an appraiser, then the appointed appraiser shall select the second appraiser within ten days after the failure of Lessor or Lessee, as the case may be, to appoint. Such two appraisers shall, within thirty days after the appointment of the latter of them to be appointed complete their determination of the Market Rent based on the standards set forth in this Section and submit their appraisal reports separately in writing to each of Lessor and Lessee. If their valuations vary by five percent or less from their arithmetic average, the Market Rent shall be the arithmetic average of the two valuations. If the valuations vary by more than five percent from their arithmetic average, the two appraisers shall, within ten days after submission of the last submitted appraisal report, appoint a third appraiser who shall be similarly qualified. If the two appraisers are unable to agree timely on the selection of the third appraiser, then either appraiser, on behalf of both, may request such appointment from the District of Columbia office of the American Arbitration Association. Within thirty days after the appointment of the third appraiser, the third appraiser shall determine Market Rent and give notice to Lessor and Lessee of such determination together with a copy of the appraisal report. The Market Rent shall be as determined by the third appraiser,

(y) unless it is less than the valuation set forth in the lower of the first two appraisals previously obtained, in which case the valuation set forth in the lower appraisals shall be controlling, or (z) unless it is greater than the valuation set forth in the higher of the first two appraisals previously obtained, in which case the valuation set forth in the higher of the first two appraisals shall be controlling.

(e) If the three appraisers have not established the Market Rent before the end of the then current Term, then the Base Rent for the Extension Term shall be calculated under Section 37.2(a), until the Market Rate is determined by the appraisers, and then the parties shall adjust for over or under-payments within ten days after notice of the decision of the appraisers finally establishing the Market Rent is given to Lessee and Lessor.

IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized representatives as of the date first above written.

LESSOR:

DIAMONDROCK [ ] OWNER, LLC

By:	DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP,
its Manager

	By:	DIAMONDROCK HOSPITALITY COMPANY
its General Partner

By:
Name:
Title:

LESSEE:

DIAMONDROCK [ ] TENANT, LLC

By:	BLOODSTONE TRS, INC.,
its Manager

By:
Name:
Title:

Exhibit A

PROPERTY DESCRIPTION